                                                                  Exhibit 2.1(a)


                       AGREEMENT AND PLAN OF ACQUISITION


                                  by and among

                      KULICKE AND SOFFA INDUSTRIES, INC.,

                   KULICKE AND SOFFA ACQUISITION CORPORATION,

                          CIRCLE "S" INDUSTRIES, INC.,

                                      AND

                            CERTAIN STOCKHOLDERS OF

                          CIRCLE "S" INDUSTRIES, INC.

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
SECTION 1 - THE MERGER.....................................................    2
     1.1  The Merger.......................................................    2
     1.2  Effective Time of Merger.........................................    2
     1.3  Closing..........................................................    2

SECTION 2 - REPRESENTATIONS AND WARRANTIES OF CSI..........................    3
     2.1  Organization.....................................................    3
     2.2  Capitalization...................................................    3
     2.3  Certificate of Incorporation and Bylaws..........................    5
     2.4  Power and Authority..............................................    5
     2.5  No Conflict; Consents and Approvals..............................    5
     2.6  Investments and Subsidiaries.....................................    7
     2.7  Compliance with Laws.............................................    8
     2.8  Litigation.......................................................    8
     2.9  Financial Statements.............................................    9
     2.10 Absence of Undisclosed Liabilities...............................    9
     2.11 Title to Properties; Encumbrances................................    9
     2.12 Condition and Sufficiency of Assets..............................   10
     2.13 Accounts Receivable..............................................   11
     2.14 Inventory........................................................   11
     2.15 Product Design; Warranties.......................................   11
     2.16 Taxes............................................................   12
     2.17 List of Certain Assets, Rights, Contracts, etc...................   13
     2.18 Contracts........................................................   15
     2.19 Intellectual Property............................................   16
     2.20 Customers and Suppliers..........................................   17
     2.21 Labor Matters....................................................   18
     2.22 Employee Benefits................................................   19
     2.23 Relationships With Related Persons...............................   22
     2.24 Environmental Matters............................................   22
     2.25 Absence of Certain Changes and Events............................   25
     2.26 Books and Records................................................   26
     2.27 Insurance........................................................   27
     2.28 Brokers and Finders..............................................   28

SECTION 3 - REPRESENTATIONS AND WARRANTIES OF K&S AND KSAC.................   29
     3.1  Organization and Good Standing...................................   29
     3.2  Power and Authorization..........................................   29
     3.3  No Conflict; Consents and Approvals..............................   29
     3.4  SEC Reports; Financial Statements................................   30
     3.5  Absence of Changes...............................................   31
     3.6  Brokers and Finders..............................................   31

SECTION 4 - OBLIGATIONS OF THE PARTIES UNTIL CLOSING.......................   31
     4.1  Conduct of Business Pending Closing..............................   31
     4.2  Negative Covenants...............................................   32
     4.3  Access to Information............................................   33

                                                                            Page
                                                                            ----
     4.4  CSI Stockholders Meeting........................................    35
     4.5  Conditions to Closing; Consents and Approvals...................    35
     4.6  Notifications...................................................    36
     4.7  Options; Transfer of Shares.....................................    36
     4.8  Spin-Off Sale...................................................    37
     4.9  Inter-Company Payables..........................................    38
     4.10 Additional Financial Statements.................................    38
     4.11 Employee Benefit Plans..........................................    39
     4.12 Guaranties......................................................    39
     4.13 Estimated Closing Statement.....................................    39
     4.14 Payments Prior to Closing.......................................    41
     4.15 Tax Returns.....................................................    41
     4.16 Releases........................................................    41

SECTION 5 - CONDITIONS PRECEDENT..........................................    41
     5.1  Conditions to Obligations of Each Party Under This
          Agreement.......................................................    41
     5.2  Additional Conditions to Obligations of K&S and
          KSAC............................................................    41
     5.3  Additional Conditions to Obligations of CSI and
          the Stockholders................................................    45

SECTION 6 - POST-CLOSING COVENANTS........................................    46
     6.1  Indemnification by the CSI Stockholders.........................    46
     6.2  Escrow..........................................................    56
     6.4  Non-Competition; Confidentiality................................    56
     6.5  Election of LDS as Director.....................................    59
     6.6  K&S Guaranty of Agreement.......................................    59
     6.7  Sharing of Tax Benefits.........................................    59
     6.8  401(k) Spin Off.................................................    59
     6.9  Insurance Proceeds..............................................    60

SECTION 7 - TERMINATION AND ABANDONMENT...................................    60
     7.1  Termination.....................................................    60
     7.2  Procedure for Termination; Effect of Termination................    61
     7.3  Termination Fee.................................................    61

SECTION 8 - MISCELLANEOUS.................................................    62
     8.2  Expenses........................................................    62
     8.3  Further Assurances..............................................    62
     8.4  Public Announcements............................................    62
     8.5  Notices.........................................................    63
     8.6  Assignment and Benefit..........................................    64
     8.7  Amendment and Modification......................................    64
     8.8  Waiver..........................................................    65
     8.9  Independence of Representations and Warranties;
          Covenants and Agreements........................................    65
     8.10 Governing Law...................................................    65
     8.11 Section Headings and Defined Terms..............................    65

                                                                            Page
                                                                            ----
     8.12  Arbitration....................................................    66
     8.13  Severability...................................................    66
     8.14  Counterparts...................................................    66
     8.15  Entire Agreement...............................................    66

                       APPENDICES, SCHEDULES AND EXHIBITS


Appendix                 Glossary of Defined Terms

Schedules:
---------

     Schedule 2.6        List of CSI Subsidiaries
     Schedule 3.4        List of K&S SEC Reports
     Schedule 4.8        Non-AFW Assets And Liabilities
     Schedule 4.12       List of Guaranty and other Obligations
                         of LDS and the Non-Acquired Companies
     Schedule 5.2(o)     Agreed Upon Adjustments to CSI Financial Statements
     Schedule 6.1(a)(iv) Additional Indemnification by the
                         CSI Stockholders
     Schedule 6.1(a)(vi) Additional Environmental Indemnification
     Schedule 6.1(e)     List of Percentage Allocation of Certain
                         Indemnification Obligations Among Former CSI
                         Stockholders


Exhibits:
--------

     Exhibit A           Agreement and Plan of Merger (preamble)
     Exhibit B-1         Methodology for Calculation of WIP ((S)4.13(a))
     Exhibit B-2         Example of Calculation of Net Deficit ((S)4.13(e))
     Exhibit C           Forms of Opinions of Bradley, Arant, Rose & White and
                         other counsel ((S)5.2(h))
     Exhibit D           Form of R. Kelly Payne Employment Agreement ((S)5.2(i))
     Exhibit E           Form of Opinion of Drinker Biddle & Reath ((S)5.3(d))
     Exhibit F           Map of Portions of World Within Non-
                         Compete Territory ((S)6.4(a))

                       AGREEMENT AND PLAN OF ACQUISITION


          THIS AGREEMENT AND PLAN OF ACQUISITION is dated as of September 14, 1995 (the "Agreement") by and among KULICKE AND SOFFA INDUSTRIES, INC., a Pennsylvania corporation ("K&S"), KULICKE AND SOFFA ACQUISITION CORPORATION, a Delaware corporation ("KSAC"), CIRCLE "S" INDUSTRIES, INC., an Alabama corporation ("CSI"), LARRY D. STRIPLIN, JR. ("LDS"), R. KELLY PAYNE ("RKP"), and the other stockholders of CSI listed on the signature pages hereof (LDS, RKP and such other stockholders, collectively, the "Stockholders"). A glossary of certain defined terms is attached as an Appendix hereto.


                             W I T N E S S E T H :

          WHEREAS, CSI is a holding company which owns, inter alia, all of the
                                                        ----- ----
outstanding capital stock of American Fine Wire Corporation, an Alabama corporation ("AFW");

          WHEREAS, AFW is engaged, directly and through certain of its subsidiaries, in the business of manufacturing, selling and distributing gold, aluminum and specialty bonding wires (the "Business");

          WHEREAS, the parties hereto desire to provide for the acquisition of the Business by K&S through the merger of KSAC with and into CSI, in accordance with the applicable statutes of the States of Alabama and Delaware and an Agreement and Plan of Merger (the "Merger Agreement") attached hereto as Exhibit A (the merger provided for therein being herein called the "Merger"); and

          WHEREAS, pursuant to the terms and conditions of an escrow agreement substantially in the form set forth in Exhibit A to the Merger Agreement (the "Escrow Agreement"), the parties desire to provide for a cash escrow of $4,260,000 (in respect of indemnification claims) of the aggregate cash otherwise payable as the result of the conversion of CSI shares of common stock in the Merger; and

          WHEREAS, the Stockholders are the beneficial owners of, and have or will have prior to the Closing the right to vote, in excess of 67% of the CSI capital stock entitled to vote on the Merger and, in order to induce K&S to enter into this Agreement, are agreeing herein, inter alia, to vote their shares
                                                ----- ----
of CSI capital stock in favor of the Merger; and

          WHEREAS, K&S and CSI have each filed a Notification and Report Form relating to the transactions contemplated herein under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the applicable waiting period thereunder has been terminated.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   SECTION 1.

                                   THE MERGER

          1.1  The Merger.  In accordance with the terms and conditions of the
               ----------
Merger Agreement, the Alabama Business Corporation Act and the Delaware General Corporation Law, at the Effective Time (as defined in Section 1.2 hereof), KSAC shall be merged with and into CSI and the separate existence of KSAC shall thereupon cease.

          1.2  Effective Time of Merger.  The Merger shall become effective on
               ------------------------
the later to occur of (i) the filing with the Secretary of the State of Alabama of properly executed articles of merger substantially in the form set forth in Appendix I to the Merger Agreement and (ii) the filing of a properly executed certificate of merger substantially in the form set forth in Appendix II to the Merger Agreement with the Secretary of State of the State of Delaware (the date and time when the later to occur of such events has occurred is referred to herein as the "Effective Time"). Such filings shall be made concurrently with or as soon as practicable after the closing of the transactions contemplated in this Agreement in accordance with Section 1.3 hereof.

          1.3  Closing.  The closing of the transactions contemplated by this
               -------
Agreement (the "Closing") shall take place at the offices of Bradley, Arant, Rose & White, 1400 Park Place Tower, 2001 Park Place, Birmingham, Alabama 35203, at 10:00 a.m., local time, on the earlier (or, in K&S's sole discretion, the later) to occur of (i) October 2, 1995 or (ii) the date that is three business days following the day on which all conditions to Closing set forth in Section 5 hereof are satisfied or waived, or at such other date, time and place as K&S and CSI shall mutually agree (the date on which the Closing occurs is referred to herein as the "Closing Date").

                                 SECTION 2.

                     REPRESENTATIONS AND WARRANTIES OF CSI

          For purposes of this Agreement, "to the knowledge of the Acquired Companies" means the actual knowledge of LDS, RKP, Charles Morello, Hans Drack and Wai Fun Goh.

          CSI hereby represents and warrants to K&S and KSAC as follows:

          2.1  Organization.
               ------------

               (a) Each of CSI, AFW and AFW's subsidiaries listed on Part II of
Schedule 2.6 hereto (collectively, the "Acquired Companies" and individually, an "Acquired Company") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Acquired Company has all necessary corporate power and authority to carry on its business as presently conducted, to own, lease and operate all of the properties and the assets that it owns or leases and to perform all its obligations under each agreement and instrument by which it is bound.

               (b) Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the character or location of the properties and assets owned or leased by it or the nature of its activities requires such qualification, except where the failure to qualify would not have a material adverse effect on the financial condition, results of operation or business of the Acquired Companies taken as a whole (a "CSI Material Adverse Effect").

          2.2  Capitalization.
               --------------

               (a) CSI's authorized capital stock consists of 1,100,000 shares of Common Stock, par value $.10 per share ("CSI Common Stock"). As of the date of this Agreement, there were 275,733 shares of CSI Common Stock issued and outstanding, and 295,071 shares of CSI Common Stock were held in the treasury of CSI. Except as described in Section 2.2(a) of the Disclosure Statement delivered by CSI to K&S concurrently with the execution of this Agreement (the "CSI Disclosure Statement"), there are no outstanding options, rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating any Acquired Company or, to the knowledge of the Acquired Companies, any stockholder thereof to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity securities of any Acquired Company or obligating any Acquired Company or, to the knowledge of the

Acquired Companies, any stockholder thereof to grant, extend or enter into any such option, right, warrant, agreement or commitment. Section 2.2(a) of the CSI Disclosure Statement sets forth the name of, and the number of shares of CSI Common Stock owned by, each stockholder of CSI as of the date hereof. Each of the issued shares of capital stock of each Acquired Company has been duly authorized and validly issued and is fully paid and nonassessable and has not been issued in violation of (nor are any of the authorized shares of capital stock of any Acquired Company subject to) any preemptive or similar rights created by statute, the certificate of incorporation or bylaws (or the equivalent organizational documents) of any Acquired Company or any agreement to which any Acquired Company is a party or is bound, and, except as described in
Section 2.2(a) of the CSI Disclosure Statement, all of such issued shares owned by any Acquired Company are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on such Acquired Company's voting rights, charges or other encumbrances of any nature whatsoever.

               (b) Except as described in Section 2.2(b) of the CSI Disclosure Statement and except as set forth below in Section 4.4 hereof, there are no stockholders' agreements, voting trusts, proxies or other agreements or arrangements restricting transfers or voting of any of the capital stock of any Acquired Company or any other agreement or contract affecting the corporate governance of any Acquired Company.

               (c) Except as described in Section 2.2(c) of the CSI Disclosure Statement, there are no obligations, contingent or otherwise, of any Acquired Company to (i) repurchase, redeem or otherwise acquire any securities of any Acquired Company or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise) or provide any guarantee with respect to the material obligations of any Acquired Company or any Non-Acquired Company (as defined in Section 2.6 hereof) (the Acquired Companies and the Non-Acquired Companies are referred to herein collectively as the "Companies").

               (d) Section 2.2(d) of the CSI Disclosure Statement sets forth the authorized, issued and outstanding capital stock and other securities of each Acquired Company other than CSI.

               (e) No securities of any of the Companies are or ever have been
(i) registered under or required to be registered under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or equivalent laws of any state, local or foreign jurisdiction, (ii) offered to the public, or (iii) listed for trading on any stock exchange, market or system; and no registration statement or application has been filed, nor agreement entered into, to so register or list any such securities or to offer them to the public.

          2.3  Certificate of Incorporation and Bylaws.  CSI has heretofore
               ---------------------------------------
furnished or made available to K&S complete and correct copies of the certificate of incorporation and the bylaws (or the equivalent organizational documents) of each Acquired Company, in each case as amended or restated to date. No Acquired Company is in violation of its certificate of incorporation or bylaws (or equivalent organizational documents).

          2.4  Power and Authority.  CSI has all requisite corporate power and
               -------------------
authority to execute, deliver and (subject to, in the case of the Merger, the approval and adoption of this Agreement and the Merger Agreement by the stockholders of CSI as set forth in Section 4.4 hereof) perform its obligations under this Agreement, the Merger Agreement and all other agreements and documents required to be delivered by it prior to or at the Closing (collectively, the "CSI Transaction Documents"). The execution, delivery and performance by CSI of the CSI Transaction Documents have been duly authorized by all necessary corporate action on the part of CSI (subject to, in the case of the Merger, the approval and adoption of this Agreement and the Merger Agreement by the stockholders of CSI as set forth in Section 4.4 hereof). This Agreement has been duly and validly executed and delivered by CSI and the Stockholders and, assuming due authorization, execution and delivery thereof by K&S and KSAC and subject, in the case of CSI, to approval by the stockholders of CSI, constitutes the legal, valid and binding obligation of each of CSI and the Stockholders, enforceable against each of them in accordance with its terms. When executed and delivered as contemplated herein, each of the other CSI Transaction Documents shall, assuming due authorization, execution and delivery by the other parties thereto, constitute a legal, valid and binding obligation of each of CSI and each Stockholder that is a party thereto, enforceable against each of them that is a party thereto in accordance with its terms.

          2.5  No Conflict; Consents and Approvals.
               -----------------------------------

               (a) Except as described in Section 2.5 of the CSI Disclosure Statement, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by the CSI Transaction Documents will not (in each case, with or without the passage of time or the giving of notice):

                    (i) violate or conflict with the certificate of incorporation or bylaws (or equivalent organiza-tional documents) of any of the Companies or result in a material violation of or conflict with any existing (as of the date hereof) law (including, without limitation, principles of common law), statute, regulation, permit, license, certificate, judgment, order, award or other decision or requirement of any arbitrator, court, government or governmental agency or instrumentality (federal, state, local or foreign) (collectively, "Laws") applicable to any of the Stockholders or any of the Companies or by or to which any material properties or assets of any of the Companies or any of the Stockholders is bound or subject;

                    (ii) except as would not result in a CSI Material Adverse Effect or as will be cured or waived (without the imposition of any liability or the loss of any benefit) prior to the Effective Time, violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under, or give to others any rights (including rights of termination, amendment, foreclosure, cancellation or acceleration), in or with respect to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which any of the Companies or any of the Stockholders is a party or by which any assets or properties of any of the Companies or any of the Stockholders is bound or affected; or

                    (iii) result in, require or permit the creation or imposition of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance upon or with respect to any of the Companies or any properties or assets of any of the Companies or any of the Stockholders.

               (b) The execution and delivery of this Agreement by CSI and the Stockholders do not, and the consummation by CSI and the Stockholders of the transactions contemplated by the CSI Transaction Documents will not, require any of the Companies to obtain any consent, license, permit, waiver, approval, authorization or order of, or to make any filing, registration or declaration with or notification to, any court, government, governmental agency or instrumentality (federal, state, local or foreign), except (i) as have been or may be made under the HSR Act, (ii) the filing and recordation of appropriate merger documents as required under Alabama and Delaware law, (iii) as described in Section 2.5(b) of the CSI Disclosure Statement, and (iv) any such consent, license, permit, waiver, approval, authorization, order, registration, notification, filing or declaration, the failure to obtain or make which would not prevent or delay consummation of the Merger or otherwise prevent CSI or the Stockholders from performing any of their respective obligations under the CSI Transaction Documents and would not result in a CSI Material Adverse Effect or permit the termination of, or make void or voidable by any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association or other entity or governmental authority or instrumentality (each, a "Person"), or constitute a default or give rise to any liability to any third party under, any note, bond, indenture, lease, license, permit, franchise, agreement or other instrument to which any of the Companies is a party or by which any assets or properties of any of the Companies is bound or affected, under any Laws or otherwise.

               (c) There are no actions, proceedings or investigations pending or, to the knowledge of the Acquired Companies, threatened, that question any of the transactions contemplated by this Agreement or the validity of any of the CSI Transaction Documents or which, if adversely determined, could reasonably be expected to have a material adverse effect upon CSI's or the Stockholders' ability to enter into or perform their respective obligations under the CSI Transaction Documents.

          2.6  Investments and Subsidiaries.  Except for (i) CSI's direct
               ----------------------------
beneficial ownership of all of the outstanding capital stock of those current subsidiaries of CSI that are to be disposed of by CSI pursuant to the Spin-Off Sale described in Section 4.8 hereof (collectively, the "Non-Acquired Companies"), each of which is listed in Part I of Schedule 2.6 hereto, and (ii) CSI's beneficial ownership of all of the outstanding capital stock of each Acquired Company other than CSI (all such Acquired Companies being listed in Part II to Schedule 2.6 hereto), CSI does not directly or indirectly own, control or have any investment or other interest in any Person. Except as described in Section 2.6 of the CSI Disclosure Statement, none of the Acquired Companies has agreed, contingently or otherwise, to share any profits, losses, costs or liabilities or to indemnify any Person or to guaranty the obligations of any Person. The Business is, and has since January 1, 1991 been, conducted solely by and through the Acquired Companies other than CSI and through or by no other Person. All of the outstanding capital stock and other equity securities of each Acquired Company other than CSI are owned beneficially and of record by an Acquired Company. Part III of Schedule 2.6 lists, to the knowledge of the Acquired Companies, all of the Persons that CSI formerly, directly or indirectly, owned or controlled or in which CSI formerly had any investment or interest (collectively, the "Former CSI Subsidiaries").

          2.7  Compliance with Laws.
               --------------------

               (a) Except as described in Section 2.7(a) of the CSI Disclosure Statement, each of the Companies is, and has at all material times in the past been, in compliance with all applicable Laws and has not received any notice, order or other communication from any government, governmental agency or instrumentality of any alleged, actual, or potential violation of or failure to comply with any Laws except where the failure to comply would not result in a CSI Material Adverse Effect.

               (b) Without limiting the generality of the foregoing, none of the Companies and no Person authorized to act on behalf of any of the Companies has made any payment to, or conferred any benefit directly or indirectly on, any supplier, customer, employee or agent of a supplier or customer or any official or employee of any government or agency or instrumentality or any political party or candidate for office that was unlawful either in the United States or in the place where, and at the time when, such payment or benefit was authorized, given or received.

               (c) Except as described in Section 2.7(c) of the CSI Disclosure Statement, each of the Companies is and has at all material times in the past been in possession of all federal, state, local, foreign and other governmental consents, licenses, permits, variances, franchises, exemptions, orders, approvals, grants and authorizations necessary to own, lease and operate its properties and to carry on its business as currently conducted and as conducted at all material times in the past (collectively, the "Authorizations"). Except as described in Section 2.7(c) of the CSI Disclosure Statement, the Authorizations are in full force and effect without any default or violation thereunder by any of the Companies or, to the knowledge of the Acquired Companies, by any other party thereto. None of the Companies has received any notice of any claim or charge that any of the Companies is or at any material time in the past has been in violation of or in default under any Authorization.

          2.8  Litigation.  Except as described in Section 2.8 of the CSI
               ----------
Disclosure Statement, there are no, and during the last four years there have not been any, claims, actions, suits, proceedings (arbitration or otherwise) or, to the knowledge of the Acquired Companies, investigations involving or affecting any of the Companies, any properties or assets of any of the Companies or any directors, officers or stockholders of any of the Companies in their capacities as such, before or by any court, government, governmental agency or instrumentality (federal, state, local or foreign), or before an arbitrator of any kind. To the knowledge of the Acquired Companies, no such claim, action, suit, proceeding or investigation is presently threatened or contemplated, and to the knowledge of the Acquired Companies, there are no facts which could reasonably serve as a basis for any such claim, action, suit, proceeding or investigation. There are no unsatisfied judgments, penalties or awards against or affecting any of the Companies or any properties or assets of any of the Companies which could reasonably be expected to have a CSI Material Adverse Effect.

          2.9   Financial Statements.  Section 2.9 of the CSI Disclosure
                --------------------
Statement includes: (a) the consolidated balance sheet of CSI as of December 31, 1994 (including the notes thereto, the "CSI Balance Sheet") and as of December 31 in each of the years 1992 and 1993 and the related consolidated statements of revenues and expenses, stockholders' equity and cash flow for each of the fiscal years then ended, together with the reports thereon of Deloitte & Touche LLP, independent accountants; and (b) the unaudited consolidated balance sheet of CSI as at June 30, 1995 (including notes thereto, the "Interim CSI Balance Sheet"), and the related consolidated unaudited statements of revenues and expenses, stockholders' equity and cash flow for the six months then ended, together with the corresponding period of the preceding fiscal year, in each case in the foregoing subclauses (a) and (b) presenting the Non-Acquired Companies as discontinued operations. The foregoing financial statements and notes are true, complete and correct in all material respects, were prepared from the books and records of CSI and its subsidiaries and fairly present the consolidated financial condition, cash flow and results of operations of CSI as of the respective dates thereof and for the periods therein referred to, all in accordance with United States generally accepted accounting principles ("GAAP") consistently applied, subject, in the case of the interim financial statements, to recurring year-end adjustments normal in nature and amount and the absence of notes.

          2.10  Absence of Undisclosed Liabilities.  There are no liabilities of
                ----------------------------------
any of the Companies (whether absolute, accrued, contingent or otherwise), except liabilities: (a) described in Section 2.10 of the CSI Disclosure Statement; (b) as, and only to the extent, reflected or reserved against in the Interim CSI Balance Sheet or disclosed in the notes thereto; (c) incurred in the ordinary course of business consistent with past practice after June 30, 1995 and prior to the Closing Date and which are neither material in amount nor inconsistent with any of the representations or warranties made herein; or (d) that could not have a CSI Material Adverse Effect.

          2.11  Title to Properties; Encumbrances.  Section 2.11 of the CSI
                ---------------------------------
Disclosure Statement contains a complete and accurate list of all interests in real property owned, leased or occupied by any of the Acquired Companies or, to the knowledge of the

Acquired Companies, any of the Non-Acquired Companies. Except as described in the following sentence, each of the Companies has good, valid and marketable title to, or a valid leasehold interest in, all of its properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the Interim CSI Balance Sheet (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since June 30, 1995). None of such properties or assets are subject to any liability, obligations, claim, lien, mortgage, pledge, security interest, conditional sale agreement, charge or encumbrance of any kind (whether absolute, accrued, contingent or otherwise), except (i) as set forth in Sections 2.11 or 2.17(k) of the CSI Disclosure Statement, and (ii) minor imperfections of title and encumbrance, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operations of any of the Companies. All buildings, plants and structures owned or leased by any Acquired Company lie wholly within the boundaries of the real property owned or leased by such Acquired Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person. No condemnation proceeding is pending or, to the knowledge of the Acquired Companies, threatened with respect to any real property identified in the CSI Disclosure Statement, nor, to the knowledge of the Acquired Companies, is any change in any Law pending or threatened which would interfere with the use of any such building, structure or other appurtenance thereon.

          2.12  Condition and Sufficiency of Assets.
                -----------------------------------

               (a) All of the buildings, plants, structures and equipment owned, leased or used by the Acquired Companies, are in good operating condition, normal wear and tear excepted, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. All of the buildings, plants, structures and equipment of the Acquired Companies are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as it has been conducted since December 31, 1992 except for ordinary and routine maintenance and repairs.

               (b) Except as described in Section 2.12(b) of the CSI Disclosure Statement, none of the Non-AFW Assets (as hereinafter defined) and none of the assets or properties owned by any Non-Acquired Company have been used in connection with the conduct of the Business or the operation of AFW or any of its subsidiaries.

          2.13  Accounts Receivable.  Except as described in Section 2.13 of the
                -------------------
CSI Disclosure Statement, all accounts and notes receivable that are reflected in the CSI Balance Sheet or the Interim CSI Balance Sheet or on the accounting records of any Acquired Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations from bona fide sales actually made or services actually performed by an Acquired Company in the ordinary course of business. The respective reserves relating to Accounts Receivable shown on the CSI Balance Sheet and Interim CSI Balance Sheet and on the accounting records of the Acquired Companies as of the Closing Date are or will be calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the CSI Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging. No representation or warranty is being made with respect to the collectibility of any Accounts Receivable.

          2.14  Inventory.  All inventory of the Acquired Companies, whether or
                ---------
not reflected in the CSI Balance Sheet or the Interim CSI Balance Sheet, consists of a quality and quantity useable and salable in the ordinary course of business consistent with past practice, except for obsolete items and items of below-standard quality which are not useable and salable, all of which have been written off or written down to net realizable value in the CSI Balance Sheet, the Interim CSI Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are reasonable in the present circumstances of the Acquired Companies.

          2.15  Product Design; Warranties.  Except as described in Section 2.15
                --------------------------
of the CSI Disclosure Statement, (i) there are no warranties (express or implied) outstanding with respect to any products created, manufactured, sold, distributed or licensed, or any services rendered, by any of the Companies other than any such implied by law pursuant to Sections 2-312 and 2-314 of the Uniform Commercial Code and (ii) to the knowledge of the Acquired Companies, there are no design, manufacturing or other defects, latent or otherwise, with respect to any such products. A copy of each standard warranty of each Acquired Company is included in Section 2.15 of the CSI Disclosure Statement. Except as described in Section 2.15 of the CSI Disclosure Statement, no Acquired Company has modified or expanded its warranty obligation to any customer beyond that set forth in such standard warranties. Except as described in Section 2.15 of the CSI

Disclosure Statement, no products have been sold or distributed by any Acquired Company under an understanding that such products would be returnable.

          2.16  Taxes.
                -----

               (a) All federal, state, local and foreign tax returns and tax, duty and value added statements and reports (or extensions relating thereto) required to be filed by or with respect to any of the Companies or any affiliate thereof, including, without limitation, those relating to or affecting the Business, have been filed on a timely basis with the appropriate governments or governmental agencies or instrumentalities in all jurisdictions in which such returns, statements and reports are required to be filed, and all such returns, statements, and reports were true and correct when filed.

               (b) All federal, state, local and foreign income, duties, profits, franchise, sales, use, payroll, premium, occupancy, property, severance, excise, withholding, value added and other taxes (including, without limitation, interest and penalties) (collectively, "Taxes") due from any of the Companies or any affiliate thereof, including, without limitation, those relating to the Business, have been fully and timely paid or, to the extent that a liability has accrued (in a financial reporting sense) but is not yet due and payable, have been adequately provided for on the Interim CSI Balance Sheet or, in the case of Taxes accruing after June 30, 1995, on the books and records of the Companies.

               (c) There are no levies, liens, or other encumbrances existing, threatened or pending with respect to any assets or properties of any Acquired Company relating to any Taxes.

               (d) To the knowledge of the Acquired Companies, Section 2.16(d) of the CSI Disclosure Statement lists all federal, state, local and foreign income and franchise tax returns of, or covering, any of the Companies or affiliates which have been examined or which are currently under examination by the Internal Revenue Service or by other appropriate taxing authorities, and, except as and to the extent described in Section 2.16(d) of the CSI Disclosure Statement or provided for on the Interim CSI Balance Sheet, all deficiencies asserted or assessments made as a result of such examinations have been fully paid, and there are no other unpaid deficiencies asserted or assessments made by any taxing authority against any of the Companies or affiliates thereof or otherwise affecting any assets or properties of any of the Companies.

               (e) Section 2.16(e) of the CSI Disclosure Statement lists all elections by or with respect to any of the Companies for federal or state income or franchise tax purposes that are currently applicable. Except as described in
Section 2.16(e) of the CSI Disclosure Statement, none of the Companies: has filed any consent under section 341(f)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), or agreed to have the provisions of the Code section 341(f)(2) apply to any dispositions of "subsection (f) assets" as such term is defined in Code section 341(f)(4); has agreed to or is required to make any adjustments under Code section 481(a) by reason of a change in accounting method or otherwise; employs the LIFO method of accounting for inventories for federal income tax purposes; has made a transfer of intangible property on which Code section 367(d) or 482 will require the recognition of additional income for any period after the date hereof; or owns stock in a "passive foreign investment company" within the meaning of Code section 1296(a). The books and records of each of the Companies are sufficient to prove the correctness of all tax returns for open tax years and to determine and to prove the adjusted tax basis for federal income tax purposes of each asset of each of the Companies.

               (f) Except as described in Section 2.16(f) of the CSI Disclosure Statement, none of the Companies is a party to any tax sharing agreement or tax indemnification agreement.

               (g) CSI is not, and has not been at any time in the last five years, a United States real property holding corporation, as defined in Code section 897(c)(2).

          2.17  List of Certain Assets, Rights, Contracts, etc.  Section 2.17 of
                ----------------------------------------------
the CSI Disclosure Statement contains a complete and accurate list of the items described below, and CSI has delivered to K&S true and complete copies of each agreement, contract or commitment described below:

               (a) All vehicles, items of machinery, equipment and other tangible assets with a book or fair market value in excess of $10,000 in respect of any item, owned, leased, used or held by any Acquired Company and the location thereof (together, if applicable, with the identity of the lessor and lessee, the annual rental and unexpired term of the lease);

               (b) All Authorizations held by any Acquired Company or that otherwise relate to the business of, or to any of the assets owned or used by, any Acquired Company;

               (c) All (i) fictitious business names, tradenames, registered and unregistered trademarks, service marks and related applications, (ii) patents, patent rights and patent applications, (iii) registered and unregistered copyrights in published and material unpublished works, computer programs and software that are material to any Acquired Company's business and (iv) agreements, contracts and commitments relating to any of the foregoing to which any Acquired Company is a party or by which any Acquired Company is bound, and each agreement, commitment, or contract to which any Acquired Company is a party or by which any Acquired Company is bound relating to: know-how, trade secrets, confidential information, software, technical information, process technology, plans, drawings and blue prints (the items referred to in clauses (i)-(iii) above and referred to following the immediately preceding colon are collectively referred to herein as "Intellectual Property"), in each case owned, leased, used, held by, granted to or licensed by, as either licensor or licensee, any Acquired Company;

               (d) All outstanding loans or advances (excluding advances to employees for ordinary and necessary business expenses made in the ordinary course of business) by any Acquired Company to any director, officer, employee or stockholder of any Company or to any other Person;

               (e) All contracts, agreements or commitments which restrict or purport to restrict any business activities or freedom of any Acquired Company (or, to the knowledge of the Acquired Companies, any of their respective officers or employees) to engage in any business or to compete with any Person;

               (f) All contracts, agreements or commitments to which any Acquired Company is a party or is otherwise bound providing for payments (contingent or otherwise) to or by any Person based on sales, purchases or profits, other than direct payments for goods and services;

               (g) All forms of contracts, agreements and commitments and catalogs and brochures used by any Acquired Company as a standard form in the ordinary course of business;

               (h) All notes, debt instruments, other evidences of indebtedness, letters of credit and guaranties issued by or for the benefit of any Acquired Company, and all loan and other agreements relating thereto;

               (i) All contracts, agreements or commitments for capital expenditures;

               (j) All agreements, contracts or commitments to which any Acquired Company is a party or by which any Acquired Company or any of its assets are bound that:

                    (i) involves performance of services or sale or lease of goods or materials by such Acquired Company of an amount or value in excess of $5,000;

                   (ii) involves performance of services or sale or lease of goods or materials to such Acquired Company of an amount or value in excess of $5,000;

                  (iii) is not in the ordinary course of business and involves expenditures or receipts by such Acquired Company of more than $5,000; or

                   (iv) is otherwise material to the business, operations, financial condition or prospects of such Acquired Company; and

               (k) All leases, rental or occupancy agreements, licenses, installment and conditional sale agreements, and all other agreements, contracts or commitments affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $5,000 and with terms of less than one year);

               (l) Each outstanding proxy or power-of-attorney or similar power granted by any Acquired Company for any purpose whatsoever;

               (m) Each bank or other financial institution in which any Acquired Company has a deposit account, line of credit or safe deposit box, the relevant account or other identifying number and the name of all Persons authorized to act or deal in connection therewith; and

               (n) Each amendment, supplement and modification (whether oral or written) in respect of any of the agreements, contracts or commitments described above.

          2.18 Contracts.
               ---------

               (a) Except as described in Section 2.18 of the CSI Disclosure Statement, each of the contracts, agreements and commitments to which any Acquired Company is a party or by which any Acquired Company or any of its assets are bound (including any such required to be identified in the CSI Disclosure Statement) was made in the ordinary course of business, is in full force and effect and is valid, binding and enforceable against the parties thereto in accordance with its terms except as such enforceability may be limited by the effect of bankruptcy, insolvency or similar law affecting creditors' rights generally. Except as described in Section 2.18 of the CSI Disclosure Statement, each Acquired Company has performed in all material respects all obligations required to be performed by it under each, and is not in default or otherwise in breach of any, such contract, agreement and commitment to which it is a party or by which it or its assets are bound (including, without limitation, the Gold Supply Agreement among Rothschild Australia Limited, AFW, American Fire Wire Limited, Dr Muller Feindraht AG and the financing relating thereto (collectively, the "Gold Agreements")). Without limiting the generality of the foregoing, to the knowledge of the Acquired Companies, no condition exists or event has occurred with respect to any such contract, agreement or commitment which with notice or lapse of time would constitute a default or a basis for delay, non-performance, termination, modification or acceleration of maturity or performance by any Acquired Company or by any other party thereto. To the knowledge of the Acquired Companies, no Acquired Company is a party to any contract, agreement or commitment upon which, upon completion, it would be likely to recognize a material loss on its books and records.

               (b) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under current or completed agreements, contracts or commitments. All agreements, contracts and commitments relating to the sale, design, manufacture or provision of products or services by or to any Acquired Company have been entered into in the ordinary course of business and have been entered into without the commission of any act or any consideration having been paid or promised that is or would be in violation of any Law.

               (c) Except as described in Section 2.18(c) of the CSI Disclosure Statement, the Acquired Companies provide goods and services only pursuant to duly executed written agreements or written purchase orders, and none of them is obligated to provide services or goods to any Person pursuant to any agreement or understanding which is not contained in a written document or purchase order.

          2.19 Intellectual Property.
               ---------------------

               (a) Except as otherwise described in Section 2.19 of the CSI Disclosure Statement: the Acquired Companies are the owners of all right, title and interest in and to, or have the perpetual right to use without payment to a third party, all Intellectual Property, free and clear of any lien, security interest, encumbrance, charge, equity or other adverse claim; and no Acquired Company has granted or licensed to any Person any rights with respect to any of the Intellectual Property and no other Person has any rights in or to any of the Intellectual Property (including, without limitation, any rights to market or distribute any of the Intellectual Property). The Intellectual Property is sufficient for the conduct of the Business as it has been conducted at all material times in the past and as it is presently conducted.

               (b) All of the Intellectual Property that is owned by any Acquired Company and, to the knowledge of the Acquired Companies, all of the Intellectual Property that is used (but not owned) by any Acquired Company is in compliance with all applicable legal requirements (including registration, payment of filing, examination and maintenance fees and proofs of working or use), and the Acquired Companies' rights therein are valid and enforceable. None of the Intellectual Property that is owned by any Acquired Company is subject to any maintenance fees or taxes or required actions falling due within ninety days after the Closing Date. Except as described in Section 2.19(b) of the CSI Disclosure Statement, none of the Intellectual Property that is owned by any Acquired Company and, to the knowledge of the Acquired Companies, none of the Intellectual Property that is used (but not owned) by any Acquired Company has been infringed or, to the knowledge of the Acquired Companies, challenged or threatened in any way. None of the products or services manufactured or sold by any Acquired Company nor any processes or Intellectual Property infringe or are alleged to infringe any trademark, copyright, patent or other proprietary right of any Person. The Acquired Companies have taken all reasonable precautions to preserve and document their trade secrets and to protect the secrecy, confidentiality and value of their trade secrets.

          2.20 Customers and Suppliers.
               -----------------------

               (a) Section 2.20 of the CSI Disclosure Statement lists the names of the twenty (20) customers of AFW to whom AFW made the most sales during 1994 and the aggregate revenues attributable to each in such year, and of the twenty
(20) suppliers and vendors from whom AFW made the most purchases during such period and the aggregate expenditures attributable to each in such year.

               (b) No customer or customers that in the aggregate accounted for more than 5% of the sales of any Acquired Company since December 31, 1992 have terminated or materially reduced or have given notice that they intend to terminate or materially reduce, the amount of business done with any Acquired Company. No supplier or suppliers or vendor or vendors that accounted for more than 1% of the purchases of any Acquired

Company since December 31, 1992 have terminated or materially reduced or have given notice that they intend to terminate or materially reduce, the amount of business done with any Acquired Company. No Acquired Company is aware of any such intention on the part of any such customer, supplier or vendor, whether or not in connection with the transactions contemplated hereunder.

               (c) Except as described in Section 2.20(c) of the CSI Disclosure Statement, there are no, and during the last four years there have not been any, disputes or controversies between any Acquired Company and any customer or supplier or any other Person regarding the quality, merchantability or safety of, or involving a claim of breach of warranty which has not been fully resolved with respect to, or defect in, any product purchased, manufactured or sold by such Acquired Company. To the knowledge of the Acquired Companies, each Acquired Company enjoys good working relationships under all arrangements and agreements with customers and suppliers necessary to the normal operation of its businesses. Except as described in Section 2.20(c) of the CSI Disclosure Statement, alternative sources of supply, on substantially similar terms and conditions, exist for all material goods or services purchased by or supplied to any Acquired Company.

          2.21 Labor Matters.
               -------------

               (a)  Except as described in Section 2.21 of the CSI Disclosure
Statement: (i) since December 31, 1990, no Acquired Company has been or is a party to any collective bargaining or other labor agreement, contract or commitment; (ii) no application or petition for certification of a collective bargaining agent is pending or, to the Acquired Companies' knowledge, is threatened, and none of the employees of any Acquired Company is, or since December 31, 1990 has been, represented by any union or other bargaining representative; (iii) since December 31, 1990, no union has attempted to organize any group of any Acquired Company's employees, and no such group has sought to organize into a union or similar organization for the purpose of collective bargaining, and, to the Acquired Companies' knowledge, no such organizational activity is threatened or contemplated by any Person; (iv) there has not been, there is not presently pending or existing and, to the Acquired Companies' knowledge, there is not threatened any strike, slowdown, picketing, work stoppage, grievance, labor arbitration, or proceeding in respect of or arising from any labor dispute against or affecting any Acquired Company or its premises; (v) since December 31, 1990, there has been no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company; and (vi) no agreement restricts any Acquired Company from relocating, closing or terminating any of its operations or facilities or any portion thereof. Except as described in Section 2.21 of the CSI Disclosure Statement, no Acquired Company: has incurred liability under the Workers' Adjustment and Retraining Notification Act or any other federal, state, local or foreign "plant closing" or similar law; is a contractor or subcontractor with the government of the United States or any state, municipality or foreign jurisdiction such that it has an obligation to maintain any affirmative action plan; has failed at any material time in the past to be in compliance with the United States Fair Labor Standards Act and similar federal, state, local and foreign laws with respect to hours worked by and payments made to its employees; and, to the knowledge of the Acquired Companies, has been cited for violations of the Occupational Safety and Health Act of 1970, as amended ("OSHA"), any regulation promulgated pursuant to OSHA or any other federal, state, local or foreign statute, ordinance, rule or regulation establishing standards of workplace safety or paid any fines or penalties with respect to such citation.

               (b) Section 2.21(b) of the CSI Disclosure Statement sets forth the following information for each director, officer and salaried management employee of each Acquired Company and for each consultant and independent contractor regularly retained (including each such Person on leave or layoff status): employee name and job title; current annual rate of compensation (identifying bonuses separately), any change in compensation since December 31, 1994 and any future changes in compensation that may have been promised; vacation accrued and service credited for purposes of vesting and eligibility to participate in applicable Employee Benefit Plans; and any automobile leased or owned by an Acquired Company primarily for use by any of the foregoing Persons.
Section 2.21(b) of the CSI Disclosure Statement describes each employment, severance, change of control, consulting, commission, agency and representative agreement, obligation (statutory or otherwise) or arrangement to which any Acquired Company is a party or is otherwise bound, including, without limitation, all agreements and commitments relating to wages, hours, severance, retirement benefits or annuities, or other terms or conditions of employment (other than unwritten employment arrangements terminable at will without payment of any contractual severance or other amount). None of the employees of any Acquired Company has, to the knowledge of the Acquired Companies, indicated a desire to terminate his or her employment, or any intention to do so in connection with the transactions contemplated hereunder.

          2.22 Employee Benefits.  Except as described in Section 2.22 of the
               -----------------
CSI Disclosure Statement,

               (a) Neither CSI, any of the other Companies nor any ERISA Affiliate (as defined below), for the benefit of any of their respective employees, maintains, contributes or is or was within the past four years obligated to make payments to any employee pension benefit plan ("Pension Plan"), as defined in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any employee welfare benefit plan ("Welfare Plan"), as defined in section 3(1) of ERISA, any deferred compensation plan, or any other plan, arrangement or commitment maintained by or on behalf of any of the Companies or any ERISA Affiliate to provide benefits to employees or former employees of any of the Companies or any ERISA Affiliate (collectively, "Employee Benefit Plans"). As used herein, "ERISA Affiliate" shall refer to any trade or business, whether or not incorporated, under common control with CSI within the meaning of section 414(b), (c), (m) or (o) of the Code.

               (b) Neither CSI, any of the other Companies nor any ERISA Affiliate has incurred any material liability under any provision of ERISA or other applicable Law relating to any Employee Benefit Plan. Each Employee Benefit Plan has been administered in compliance with its terms in all material respects and is in compliance with the applicable provisions of ERISA (including, but not limited to, the reporting and disclosure, funding and prohibited transactions provisions thereof), the Code and other applicable Laws.

               (c) Neither CSI, any of the other Companies nor any ERISA Affiliate knows of any inquiries or proceedings pending or threatened by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or by any participant or beneficiary, with respect to any Employee Benefit Plan now or formerly maintained by any of the Companies or an ERISA Affiliate or to which any of the Companies or an ERISA Affiliate has contributed.

               (d) The Companies have made or provided for all contributions to Employee Benefit Plans disclosed on the CSI Disclosure Statement required under the terms of such Employee Benefit Plans for all periods through Closing. There have been no "prohibited transactions" (as defined in Section 4975 of the Code or in Part 4 of Subtitle B of Title I of ERISA) with respect to any Employee Benefit Plan.

               (e) Neither CSI, any of the other Companies nor any ERISA Affiliate has, since September 2, 1974, contributed or been required to contribute to, or withdrawn or partially withdrawn from, any multiemployer plan ("Multiemployer Plan"), as defined in section 3(37) of ERISA.

               (f) CSI has a current favorable determination letter from the Internal Revenue Service with respect to each Pension Plan maintained by any of the Companies or any ERISA

Affiliate which is intended to be a qualified plan within the meaning of section 401 of the Code. Neither CSI, any of the other Companies nor any ERISA Affiliate is aware of any fact or circumstance which would adversely affect the qualified status of any such Pension Plan. Each Pension Plan maintained by any of the Companies or any ERISA Affiliate which contains an arrangement described in section 401(k) of the Code has been maintained in compliance with the requirements of section 401(k) of the Code and is a qualified cash or deferred arrangement. No Pension Plan maintained by any of the Companies or any ERISA Affiliate has been the subject of a "reportable event" (as defined in Section 4043 of ERISA). The actuarial present value of accumulated benefits (both vested and invested) of each such Pension Plan which is a defined benefit plan are fully funded in accordance with the actuarial assumptions used by the Pension Benefit Guaranty Corporation to determine the level of funding required in the event of the termination of such Plan. No Employee Benefit Plan that is subject to the minimum funding requirements of Part 3 of Subtitle B of Title I of ERISA or subject to Section 412 of the Code has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code and there has been no waived funding deficiency within the meaning of
Section 303 of ERISA or Section 412 of the Code.

               (g) Each trust created under any Pension Plan maintained by any of the Companies or any ERISA Affiliate has been at all times exempt from Federal income tax under section 501(a) of the Code. No trust under any such Pension Plan has at any time had any "unrelated business taxable income," as that term is defined in section 512 of the Code, nor has any such trust been subject to tax thereon under section 511 of the Code.

               (h) None of the Companies is bound by any collective bargaining agreement or legally binding arrangement to maintain or contribute to any Employee Benefit Plan.

               (i) There has been no violation of the "continuation coverage requirements" of former section 162(k) of the Code (as in effect for tax years beginning on or before December 31, 1988) and of section 4980B of the Code (as in effect for tax years beginning on and after January 1, 1989) and Part 6 of Subtitle B of Title I of ERISA with respect to any Welfare Plan to which such continuation coverage requirements apply.

               (j) Neither CSI, any of the other Companies nor any ERISA Affiliate formerly maintained or contributed to any Pension Plan which has been terminated ("Terminated Pension Plan"). The representations and warranties set forth in sections 2.22(b), (c), (d), (f) and (g) above are also true with respect to each Terminated Pension Plan. With respect to each Terminated

Pension Plan which was intended to be a qualified plan within the meaning of section 401 of the Internal Revenue Code, the Internal Revenue Service determined that the termination of the Plan did not adversely affect its tax qualified status. All of the liabilities of each Terminated Pension Plan to participants and beneficiaries have been fully satisfied; and there are no outstanding liabilities or potential liabilities with respect to such Plan.


          2.23 Relationships With Related Persons.  Except as described in
               ----------------------------------
Section 2.23 of the CSI Disclosure Statement, no present or former officer, director or shareholder of any Company, no member of the immediate family of any such Person, and no Person controlling, controlled by or under common control with, directly or indirectly, any of the foregoing (collectively "Affiliated Persons") has, or has had since December 31, 1990, any interest in any property (whether real, personal, or mixed and whether tangible or intangible) or assets used in any Acquired Company's business. Except as described in Section 2.23 of the CSI Disclosure Statement, no Affiliated Person owns, or since December 31, 1990 has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (i) had business dealings or a material financial interest in any transaction with any Acquired Company, or (ii) engaged in competition with any Acquired Company with respect to any line of the products or services of any Acquired Company (a "Competing Business") in any market presently served by any Acquired Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Section 2.23 of the CSI Disclosure Statement, no Affiliated Person is a party to any agreement, contract or commitment with, or has any claim or right against, any Acquired Company other than, in the case of Affiliated Persons who are employed by an Acquired Company and disclosed in
Section 2.23 of the CSI Disclosure Statement, accrued compensation and benefits payable in the ordinary course of business and reflected on such Acquired Company's books and records.

          2.24 Environmental Matters.
               ---------------------

               (a) Except as described in Section 2.24 of the CSI Disclosure
Statement:

                    (i) Each of the Companies, including all of its businesses and operations, is and always has been operated in compliance with all Environmental Laws (as defined below), except where the failure to be in such compliance would not result in a CSI Material Adverse Effect;

                    (ii) There are no conditions on, about, beneath or arising from any of the premises owned, used or leased by any of the Companies (collectively, the "Premises") which would, under any Environmental Law, (A) give rise to liability or the imposition of a statutory lien, or (B) which would or may require any "Response," "Removal" or "Remedial Action" (as those terms are defined below) or any other action, including, without limitation, reporting, monitoring, cleanup or contribution;

                    (iii) There were no conditions on, about, beneath or arising from any real property which was, but is no longer, owned, used or leased to or by any of the Companies ("Former Real Property"), during the period of such ownership, use, or lease, which would, under any Environmental Law, (A) give rise to liability or the imposition of a statutory lien, or (B) which would or may require any "Response," "Removal" or "Remedial Action" or any other action, including without limitation reporting, monitoring, cleanup or contribution;

                    (iv) None of the Companies has received any notification of a release or threat of a release of a "Hazardous Substance" (as defined below) at any site or location, including, without limitation, the Premises or the Former Real Property;

                    (v) No Hazardous Substances have been used, handled, generated, processed, treated, stored, transported to or from, released, discharged or disposed of by any of the Companies or any third party on, about or beneath the Premises, except in the ordinary course of business, in compliance with applicable law and in such a manner as could not result in the imposition of any material liability on any of the Companies;

                    (vi) During the ownership, use or lease of the Former Real Property by any of the Companies, no Hazardous Substances were used, handled, generated, processed, treated, stored, transported to or from, released, discharged or disposed of by any of the Companies or any third party on, about or beneath the Former Real Property, except in the ordinary course of business, in compliance with applicable law and in such a manner as could not result in the imposition of any material liability on any of the Companies;

                    (vii) There are no above or underground storage tanks, asbestos or transformers containing or contaminated with PCBs on, about or beneath the Premises. During the ownership, use or lease of the Former Real Property by any of the Companies, there were no above or underground storage tanks, or transformers containing or contaminated with PCBs on, about or beneath the Former Real Property;

                    (viii) None of the Companies has received notice or otherwise has knowledge of:

                          (A) any claim, demand, investigation, enforcement,
Response, Removal, Remedial Action, statutory lien or other governmental or regulatory action instituted or threatened against any of the Companies, the Premises or any Former Real Property pursuant to any of the Environmental Laws;

                          (B) any claim, demand, suit or action, made or
threatened by any Person against any of the Companies, the Premises or any Former Real Property relating to (1) any form of damage, loss or injury resulting from, or claimed to result from, any Hazardous Substance on, about beneath or arising from the Premises or any Former Real Property or (2) any alleged violation of the Environmental Laws by any of the Companies; or

                          (C) any communication to or from any governmental or
regulatory agency arising out of or in connection with Hazardous Substances on, about, beneath, arising from or generated at the Premises or any Former Real Property, including without limitation, any notice of violation, citation, complaint, order, directive, request for information or response thereto, notice letter, demand letter or compliance schedule; and

                    (ix) No wastes generated by any of the Companies have ever been directly or indirectly sent, transferred, transported to, treated, stored or disposed of at any site listed or formally proposed for listing on the National Priority List promulgated pursuant to CERCLA or to any site listed in any state list of sites requiring or recommended for investigation or clean-up.

               (b)  As used in this Agreement:

                    (i) The term "Environmental Laws" shall mean any Law or Authorization (including foreign) concerning or relating to the protection of health and/or the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S)9601 et seq., as amended ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. (S)6901 et. seq., as amended, the Federal Water Pollution Control Act, 33 U.S.C. (S)1251 et seq., as amended, the Clean Air Act, 42 U.S.C. (S)7401 et seq., as amended, the Toxic Substances Control Act, 15 U.S.C. (S)2601 et seq., as amended, the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.
(S)136 et seq., as amended, or the Safe Drinking Water Act, 42 U.S.C. (S)300 et seq., as amended, or regulations promulgated thereunder.

                    (ii) The terms "Response," "Removal" and "Remedial Action" shall have the meanings ascribed to them in Sections 101(23)-101(25) of CERCLA.

                    (iii) The term "Hazardous Substances" or "Hazardous Substance" shall mean any substance regulated under any of the Environmental Laws, including, without limitation, any substance which is: (A) petroleum, asbestos or asbestos-containing material, urea formaldehyde or polychlorinated biphenyls; (B) a "hazardous substance," "pollutant" or "contaminant" (as defined in Sections 101(14), (33) of CERCLA or the regulations designated pursuant to
Section 102 of CERCLA), including any element, compound, mixture, solution or substance that is designated pursuant to Section 102 of CERCLA; (C) listed in the United States Department of Transportation Hazardous Material Tables, 49 C.F.R. (S)172.101; (D) defined, designated or listed as a "Hazardous Waste" pursuant to the Resource Conservation and Recovery Act, as amended; or (E) listed as a "Hazardous Air Pollutant" under Section 112 of the Clean Air Act, as amended (42 U.S.C. (S)7412).

          2.25 Absence of Certain Changes and Events
               -------------------------------------

               (a) Except as described in Section 2.25 of the CSI Disclosure Statement and except as otherwise expressly provided herein, since December 31, 1994, each of the Companies has conducted its business only in the usual and ordinary course consistent with past practice and there has not been any:

                    (i) declaration or payment of any dividend or other distribution or payment in respect of the shares of capital stock of any of the Companies, or any repurchase or redemption of any such shares of capital stock;

                    (ii) amendment to the certificate or articles of incorporation, bylaws or other organizational document of any of the Companies;

                    (iii) payment or increase by any Acquired Company of any bonuses, salaries, or other compensation (except for payment of salary in the ordinary course consistent with past practice) to any shareholder, director, officer or employee of any Acquired Company or entry into (or amendment of) any employment, severance or similar agreement with any director, officer or employee of any Acquired Company;

                    (iv) adoption of, change in or increase in the payments to or benefits under any Employee Benefit Plan or labor policy of any Acquired Company;

                    (v) damage, destruction or loss to any material asset or property of any Acquired Company, whether or not covered by insurance;

                    (vi) entry into, amendment, termination or receipt of notice of termination of, any agreement, contract or commitment which is required to be disclosed in the CSI Disclosure Statement or which relates to any material transaction, whether or not in the ordinary course of business;

                    (vii) sale (other than sales of inventory in the ordinary course of business and the sale of the Non-Acquired Companies as described in
Section 4.8 hereof), assignment, conveyance, lease, or other disposition of any asset or property of any Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any asset or property of any of the Companies;

                    (viii) cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of $5,000 (either individually or collectively);

                    (ix) change in the accounting methods, principles or practices followed by any Acquired Company or any change in any of the assumptions underlying, or methods of calculating, any bad debt, contingency or other reserve;

                    (x) acceleration of collection of accounts receivable or other amounts owed to any Acquired Company, or deferral of payment of accounts payable or other amounts owed by any Acquired Company, in each case in relation to past practice;

                    (xi) change in the amount of prepayments required of customers of any Acquired Company, in relation to past practice; or

                    (xii) agreement, whether or not in writing, to do any of the foregoing.

               (b) Since December 31, 1994, there has not been any material adverse change in the business, operations, properties, assets, working capital, or condition (financial or otherwise) of any Acquired Company or any event, condition or contingency that is likely to result in such a material adverse change.

          2.26 Books and Records.  The books and records of each Acquired
               -----------------
Company, including financial records and books of account, are complete and accurate in all material respects and have been maintained in accordance with sound business practices. Such books and records accurately and fairly reflect its income, expenses, assets and liabilities and each Acquired Company maintains internal accounting controls which provide reasonable assurance that: (a) transactions are executed in accordance with management's authorization; (b) transactions are recorded as necessary to permit preparation of reliable financial statements and to maintain accountability for earnings and assets; (c) access to assets is permitted only in accordance with management's authorization; (d) the recorded accountability of all assets is compared with existing assets at reasonable intervals; and (e) except as described in Section 2.26 of the CSI Disclosure Statement, all intercompany transactions, charges and expenses among or between any Acquired Company and any Affiliated Person are accurately reflected at fair arms length value in all financial statements.

          2.27 Insurance.
               ---------

               (a) Section 2.27(a) of the CSI Disclosure Statement contains a complete and accurate list of all policies and binders of insurance (including, without limitation, property, casualty, liability, life, health, accident, workers' compensation and disability insurance and bonding arrangements) owned by or maintained for the benefit of any Acquired Company or to which any Acquired Company is a party or under which any Acquired Company, or any director thereof, is covered.

               (b) Section 2.27(b) of the CSI Disclosure Statement describes each contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by any Acquired Company.

               (c) Section 2.27(c) of the CSI Disclosure Statement sets forth, by year for the current policy year and each of the two preceding policy years:

                    (i) a summary of the loss experience under each policy;

                    (ii) a statement describing each claim under an insurance policy for an amount in excess of $5,000, which sets forth: (A) the name of the claimant; (B) the description of the policy by insurer, type of insurance, and period of coverage; and (C) the amount and a brief description of the claim; and

                    (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

               (d) Section 2.27(d) of the CSI Disclosure Statement describes all obligations of any Acquired Company to provide coverage to third parties (such as, for example, under leases or service agreements) and identifies the policy under which such coverage is provided.

               (e) Section 2.27(e) of the CSI Disclosure Statement describes any self-insurance arrangement by or affecting any Acquired Company, including any reserves established thereunder.

               (f) Except as set forth on Section 2.27(f) of the CSI Disclosure
Statement:

                    (i) All policies to which any Acquired Company is a party or that provide coverage to any Acquired Company or director thereof:

                         (A)  are valid, outstanding, and enforceable; and

                         (B) are sufficient for compliance with all laws and contracts, agreements and commitments to which such Acquired Company is a party or by which it is bound.

                    (ii) No Acquired Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights; (B) any notice that an issuer of any insurance policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated; (C) any notice of cancellation or any other indication that any insurance policy is no longer in full force and effect or that the issuer of any policy is not willing or able to perform its obligations thereunder; or (D) any notice from an insurer to discontinue any coverage afforded to such Acquired Company or director thereof.

                    (iii) Each Acquired Company has paid all premiums due, and has otherwise performed its obligations, under each policy listed or required to be listed in Section 2.27 of the CSI Disclosure Statement.

                    (iv) Each Acquired Company has given timely notice to the insurer of all existing claims.

          2.28 Brokers and Finders.  None of the Companies or any of their
               -------------------
respective directors, officers of employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement.

                                   SECTION 3.

                REPRESENTATIONS AND WARRANTIES OF K&S AND KSAC.

          K&S and KSAC hereby jointly and severally represent and warrant to the Stockholders and to CSI as follows:

          3.1  Organization and Good Standing.
               ------------------------------

               (a) Each of K&S and KSAC is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

               (b) Each of K&S and KSAC has all necessary corporate power and authority to carry on its business as presently conducted, to own, lease and operate all of the properties and the assets that it owns or leases and to perform all its obligations under each agreement and instrument by which it is bound.

          3.2  Power and Authorization.  Each of K&S and KSAC has all requisite
               -----------------------
corporate power to execute, deliver and perform its obligations under this Agreement, the Merger Agreement, the promissory notes of K&S to be issued in the Merger (the "Notes") and all other agreements and documents required to be delivered by it prior to or at the Closing (collectively, the "Acquiror Transaction Documents"). The execution, delivery and performance by K&S and KSAC of the Acquiror Transaction Documents have been duly authorized by all necessary corporate action on the part of K&S and KSAC. This Agreement has been duly and validly executed and delivered by K&S and KSAC and, assuming due authorization, execution and delivery thereof by CSI and the Stockholders, constitutes the legal, valid and binding obligation of each of K&S and KSAC, enforceable against each of them in accordance with its terms. When executed and delivered as contemplated herein, each of the other Acquiror Transaction Documents shall, assuming due authorization, execution and delivery by the other parties thereto, constitute the legal, valid and binding obligation of each of K&S and KSAC that is a party thereto, enforceable against each of them that is a party thereto in accordance with its terms.

          3.3  No Conflict; Consents and Approvals.
               -----------------------------------

               (a) Subject to paragraph (b) below, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by the Acquiror Transaction Documents will not (in each case, with or without the passage of time or the giving of notice): (i) violate or conflict with the articles of incorporation or bylaws (or other organizational documents) of K&S or KSAC or any Law applicable to K&S or KSAC or by or to which any material properties or assets of K&S or KSAC are bound or subject; or (ii) except as would not result in a material adverse effect on the financial condition or results of operations of K&S and its subsidiaries taken as a whole (a "K&S Material Adverse Effect") or as will be cured or waived prior to the Effective Time, violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under or give to others any rights in or with respect to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which K&S or KSAC is a party or by which any assets or properties of K&S or KSAC are bound or affected.

               (b) The execution and delivery of this Agreement by K&S and KSAC do not, and the consummation by K&S and KSAC of the transactions contemplated by the Acquiror Transaction Documents will not, require K&S or KSAC to obtain any consent, license, permit, waiver, approval, authorization or order of, or to make any filing, registration or declaration with or notification to, any court, government, governmental agency or instrumentality (federal, state, local or foreign), except for (i) those as have been or may be made under the HSR Act,
(ii) filings or other actions required under the Exchange Act, (iii) filings or other action required by NASDAQ, (iv) the filing of such documents with, and the obtaining of such orders from, the various state and foreign authorities, including state securities authorities, that may be required under state securities and blue sky laws or similar foreign laws in connection with the issuance of the Notes, (v) the filing and recordation of appropriate merger documents as required under Alabama and Delaware law, and (vi) any such consent, license, permit, waiver, approval, authorization, order, registration, notification, filing or declaration, the failure to obtain or make which would not prevent or delay consummation of the Merger or otherwise prevent K&S or KSAC from performing any of their respective obligations under the Acquiror Transaction Documents and would not result in a K&S Material Adverse Effect.

               (c) There are no actions, proceedings or investigations pending or, to the knowledge of K&S, threatened, that question any of the transactions contemplated by this Agreement or the validity of any of the Acquiror Transaction Documents or which, if adversely determined, could reasonably be expected to have a material adverse effect upon K&S's or KSAC's ability to enter into or perform their respective obligations under the Acquiror Transaction Documents.

          3.4  SEC Reports; Financial Statements.  The common stock of K&S is
               ---------------------------------
registered under Section 12 of the Exchange Act. K&S has provided to CSI a true and complete copy (without exhibits) of the reports and proxy statements filed by K&S with the SEC pursuant to Sections 13(a) and 14(a) of the Exchange Act since September 30, 1993, a list of which is attached as Schedule 3.4 hereto (collectively, the "SEC Reports"), which are all the reports and proxy statements that K&S was required to file with the SEC pursuant to Sections 13(a) and 14(a) of the Exchange Act since such date. Each of the balance sheets (including the related notes) included in the SEC Reports fairly presents the consolidated financial position of K&S and its subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present the results of operations and the changes in financial position of K&S and its subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved except (i) as otherwise noted therein, (ii) in the case of unaudited statements, as permitted by Form 10-Q of the SEC and (iii) in the case of unaudited statements, for recurring audit adjustments normal in nature and amount.

          3.5  Absence of Changes.  Except as K&S may otherwise have advised CSI
               ------------------
or as set forth in the SEC Reports, since September 30, 1994 there has not been any material adverse change in the business, operations, properties, assets, working capital or condition (financial or otherwise) of K&S and its subsidiaries, taken as a whole, or any event, condition or contingency that is likely to result in such a material adverse change.

          3.6  Brokers and Finders.  Except for such fees and expenses, if any,
               -------------------
as may be owed to Prudential Securities as a result of K&S's actions or omissions (which shall be solely the obligation of K&S), neither K&S nor any of its subsidiaries or any of their respective directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement.


                                   SECTION 4.

                    OBLIGATIONS OF THE PARTIES UNTIL CLOSING

          4.1  Conduct of Business Pending Closing.  Except as expressly
               -----------------------------------
provided herein, between the date hereof and the Closing, without the prior written consent of K&S, CSI shall, and CSI shall cause each of the other Acquired Companies to:

               (a) maintain its corporate existence, pay and discharge all debts, liabilities and obligations as they become due (including, without limitation, the payment or discharge of trade accounts payable), and operate solely in the ordinary course in a manner consistent with past practice and the provisions of this Agreement and in compliance with all applicable Laws, Authorizations, contracts and agreements (including, without limitation, those identified in the CSI Disclosure Statement);

               (b) maintain its tangible properties, assets and facilities in the same state of repair, order and condition as they were on the date hereof, reasonable wear and tear excepted;

               (c) use reasonable efforts to preserve intact its business organization, retain the services of its respective officers and key employees and to maintain its relationships with its respective customers and suppliers; and

               (d) maintain its books and records in accordance with past practice, and to use reasonable efforts to maintain in full force and effect all Authorizations and all insurance policies and binders.

          4.2  Negative Covenants.  Except as expressly provided herein or as
               ------------------
described in Section 4.2 of the CSI Disclosure Statement, between the date hereof and the Closing, without the prior written consent of K&S, CSI shall not, and CSI shall not permit any of the other Acquired Companies to:

               (a) take any action or, to the extent within any Acquired Company's reasonable control, permit to occur any event which would breach any covenant of CSI contained herein or cause any representation or warranty of CSI contained herein to be untrue if made immediately after such event;

               (b) make any change in its authorized or issued capital stock, grant any stock option or other right to purchase shares of its capital stock or other securities, issue or make any commitment to issue any capital stock or other securities, or purchase, redeem, retire or make any other acquisition of any shares of any capital stock or other securities;

               (c) fail to pay or discharge when due any of its liabilities or obligations;

               (d) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities; or

               (e) solicit or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate (or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it to do any of the foregoing) any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as defined below), or agree or endorse any Takeover Proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal. CSI shall promptly advise K&S orally and in writing of any such inquiries or proposals, including all of the material terms thereof. As used in this Agreement, "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation, purchase of substantially all assets of, amalgamation, arrangement or other business combination involving CSI or any other Acquired Company or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, CSI or any other Acquired Company other than the transactions contemplated or permitted by this Agreement.

          4.3  Access to Information.
               ---------------------

               (a) CSI shall, and shall cause its subsidiaries to (i) afford to K&S and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Acquiror Representatives") reasonable access at reasonable times, upon reasonable prior notice and upon such other reasonable terms as CSI may determine are appropriate (including the right of CSI to notify K&S in writing that access shall be reasonably limited to contact with CSI through certain designated employees or other representatives of CSI), to the officers, employees, accountants, agents, properties, offices and other facilities of CSI and its subsidiaries and to the books and records thereof and (ii) furnish promptly to K&S and the Acquiror Representatives such information concerning the business, properties, contracts, records and personnel of CSI and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by K&S.

               (b) K&S shall (i) afford to CSI and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "CSI Representatives") reasonable access at reasonable times, upon reasonable prior notice and upon such other reasonable terms as K&S may determine are appropriate (including the right of K&S to notify CSI in writing that access shall be reasonably limited to contact with K&S through certain designated employees or other representatives of K&S), to the books and records thereof of K&S and (ii) furnish promptly to CSI and the CSI Representatives such information concerning the business, properties, contracts, records and personnel of K&S as may be reasonably requested, from time to time, by CSI (including, without limitation, financial, operating and other data and information relevant to K&S's ability to repay the Notes).

               (c) Notwithstanding the foregoing provisions of this Section 4.3, neither CSI nor K&S shall be required to grant access or furnish information to the other party to the extent that such access or the furnishing of such information is prohibited by Law. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties that are contained herein, and each such representation and warranty shall survive such investigation, provided that prior to Closing K&S advises CSI of any breaches of such representation or warranty of which K&S becomes, prior to Closing, actually aware and of which the Acquired Companies are not actually aware.

               (d) Except as required by Law, the rules of NASDAQ (in the case of K&S) or as otherwise contemplated herein, the receiving party shall hold all such confidential information in confidence and shall not disclose all or any portion thereof to any Person other than such party's directors, officers and employees on a need to know basis, its legal counsel, independent public accountants and other outside consultants engaged by such party (collectively, "Confidential Information Representatives"), except with the written consent of the other party. Such information shall be used by the receiving party solely for the purpose of evaluating the transactions described herein. Each Confidential Information Representative to whom such information is disclosed shall be advised, prior to receiving such information, of its confidential nature and of the terms of this Agreement regarding such information. In the event that this Agreement is terminated, each party shall return all copies of all data and other information obtained from the other party or its representatives in the course of its investigation.

               (e) The provisions of this Section 4.3 shall be in addition to and not in lieu of the provisions set forth in the Confidentiality Agreements dated February 14, 1994 between CSI and K&S (collectively, the "Confidentiality Agreements"), provided that in the event of a conflict between the terms of this
Section 4.3 and those set forth in the Confidentiality Agreements, the terms of the Confidentiality Agreements shall control, and provided further that from and after the Closing, the obligations of K&S and K&S's Confidential Information Representatives under this Section 4.3 and the Confidentiality Agreements shall terminate except with respect to confidential information concerning the Non-Acquired Companies which shall continue after Closing to be governed by the terms of the Confidentiality Agreements.

          4.4  CSI Stockholders Meeting.  CSI and the Stockholders shall take
               ------------------------
all steps necessary to duly call, give notice of, convene and hold a meeting of CSI's stockholders (the "CSI Stockholders Meeting") to be held as soon as is reasonably practicable after the date hereof for the purpose of voting upon the approval of this Agreement and the Merger Agreement. CSI shall use its best efforts to secure the vote or consent of stockholders required by the Alabama Business Corporation Act and CSI's Certificate of Incorporation and Bylaws to approve and adopt this Agreement and the Merger Agreement, and the Board of Directors of CSI shall, subject to its fiduciary duties, recommend to the CSI stockholders such approval and adoption. K&S and CSI shall coordinate and cooperate with respect to the timing of the CSI Stockholders Meeting. Each of the Stockholders shall vote, or cause to be voted, at the CSI Stockholders Meeting, any adjournment thereof and any other meeting at which such matters are to be considered or voted upon, all shares of CSI capital stock of which such Stockholder has beneficial ownership on the date hereof (and any shares that are acquired prior to the record date for the CSI Stockholders Meeting) in favor of the Merger and the adoption and approval of this Agreement and the Merger Agreement and, if applicable, shall formally consent to such adoption and approval; provided, however, that the foregoing shall not be construed to require approval or consent of any grant of options, payment of bonuses or any other matter that is to be proposed for approval by the CSI stockholders other than the approval of the Merger and the approval and adoption of this Agreement and the Merger Agreement.

          4.5  Conditions to Closing; Consents and Approvals.  (a) Between the
               ---------------------------------------------
date of this Agreement and the Closing Date, CSI and the Stockholders shall use all reasonable efforts to cause the conditions in Sections 5.1 and 5.2 to be satisfied, and K&S shall use all reasonable efforts to cause the conditions in
Section 5.1 and 5.3 to be satisfied.

               (b) As promptly as practicable after the date of this Agreement, each party shall make all filings required by Law to be made by them in order to consummate the transactions contemplated herein. Between the date of this Agreement and the Closing Date, each party shall cooperate with the other parties (and their affiliates) in connection with all filings required by Law to be made by the other parties (and their affiliates) to consummate the transactions contemplated herein; provided that nothing in this Agreement shall require K&S or any of its affiliates to dispose of or make any change in any portion of its business or to incur any material burden in order to obtain any consent, approval, license, waiver or other authorization. As promptly as practicable after the date of this Agreement, CSI shall use all reasonable efforts to obtain all consents, approvals, waivers and other authorizations of all third parties necessary for the consummation of the transactions contemplated herein.

          4.6  Notifications.  Between the date of this Agreement and the
               -------------
Closing Date, K&S and KSAC, on the one hand, and CSI and the Stockholders, on the other hand, shall promptly notify the other in writing if such party becomes actually aware of any fact or condition that causes or constitutes a breach of its or their representations and warranties set forth herein as of the date of this Agreement, or if such party becomes actually aware of the occurrence of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, K&S and KSAC, on the one hand, and CSI and the Stockholders, on the other hand, shall promptly notify the other party of the occurrence of any breach of any covenant of such other party in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Section 5 impossible or unlikely of which the notifying party actually shall become aware.

          4.7  Options; Transfer of Shares.
               ---------------------------

               (a) Prior to Closing, CSI and the Stockholders shall take such actions as are necessary to (a) terminate or cause to be terminated (in exchange, if appropriate, for cash payments made prior to Closing but without further liability or obligation to any Acquired Company) any outstanding equity appreciation rights and all other options, rights, warrants or other agreements or commitments of any nature whatsoever to acquire capital stock or other equity securities of any Acquired Company. Prior to Closing, the stockholders of CSI shall vote to determine whether options to purchase capital stock of CSI, as described in Section 2.2(a) of the CSI Disclosure Statement, shall be granted to LDS and RKP, and, if such options are approved by an affirmative vote of at least 75% of the stockholders who are unrelated to LDS and RKP, such options shall be granted to LDS and RKP and prior to Closing each of LDS and RKP shall exercise, in accordance with the terms thereof, all of their respective options so granted, and CSI shall issue shares of CSI Common Stock to LDS and RKP pursuant thereto.

               (b) Prior to Closing, CSI and LDS shall take all steps necessary to effect a transfer to LDS of record ownership all of the 110,574 shares of CSI Common Stock owned of record by The Larry D. Striplin Family Trust on the date hereof so that as of Closing all such shares shall be owned beneficially and of record by LDS except for approximately 9,000 of such shares which shall be transferred, prior to Closing, to charitable entities.

          4.8  Spin-Off Sale.  (a) Prior to Closing, LDS ("Buyer") shall acquire
               -------------
from CSI (such transactions being referred to herein as the "Spin-Off Sale"):
(i) all of the outstanding shares of capital stock of Nelson-Brantley Glass Contractors, Inc., an Alabama corporation ("Nel-Bran"), (ii) all of the outstanding shares of capital stock of Clearview Properties, Inc., an Alabama corporation ("Clearview"), and (iii) all of CSI's right, title and interest in and to the assets specifically identified on Schedule 4.8 hereto (collectively, the "Non-AFW Assets"). The transactions described in subclauses (i) and (ii) of this Section 4.8(a) shall be effected by means of forward cash mergers (i.e.,
                                                                        ----
mergers effected under applicable state law in which CSI would receive cash in an amount equal to the applicable portion of the purchase price described below and that shall be treated, for federal income tax purposes, as taxable asset sales by Nel-Bran and Clearview followed immediately by tax-free liquidations of Nel-Bran and Clearview) of Clearview and Nel-Bran with and into Buyer or one or more corporations controlled by Buyer and not otherwise affiliated with CSI.

          (b) The purchase price for the Spin-Off Sale, which shall be paid to and received by CSI prior to the Closing, shall be equal to the sum of (i) a cash payment in an amount reasonably determined to be appropriate by the CSI Board of Directors plus (ii) the assumption by Buyer of liabilities of CSI specified in Schedule 4.8 hereto.

          (c) The Spin-Off Sale shall be made pursuant to terms and conditions set forth in one or more fully-integrated agreements (the "Spin-Off Sale Agreements") between CSI and Buyer. The Spin-Off Sale Agreements shall (i) provide for the sale of the Non-AFW Assets and the acquisition of shares of capital stock of Clearview and Nel-Bran through mergers on an "as is" basis and without any representations or warranties from CSI or any other Acquired Company, (ii) contain a release executed by Buyer releasing the Acquired Companies, their officers, directors, employees and stockholders from any and all claims relating to the Non-AFW Assets or the Non-Acquired Companies, (iii) not impose any obligations on CSI or any other Acquired Company with respect to the period following the closing of the Spin-Off Sale, (iv) shall contain a representation and warranty of Buyer to CSI to the effect that Nel-Bran and Clearview are, immediately prior to the Spin-Off Sale, solvent, and (v) provide that Buyer shall indemnify and hold CSI (and its successors and assigns, including, without limitation, K&S and KSAC) harmless from and against all losses, claims and liabilities arising, in whole or in part, from or with respect to the liabilities of CSI specified in Schedule 4.8 hereto or the operation of any of the Non-Acquired Companies, either prior to or after the closing of the Spin-Off Sale or any breach of or inaccuracy in the representation and warranty referred to in the preceding subclause (iv). Further, CSI and the Stockholders shall cause each of Clearview and Nel-Bran to execute and deliver to CSI at the closing of the Spin-Off Sale a separate agreement in favor of CSI (and its successors and assigns, including, without limitation, K&S and KSAC) (A) indemnifying CSI for all losses, claims and liabilities arising, in whole or in part, from or with respect to such Non-Acquired Company's operations, either prior to or after the closing of the Spin-Off Sale, and (B) providing for non-competition undertakings of Clearview and Nel-Bran and their respective subsidiaries, if any, with terms and conditions comparable to those set forth in Section 6.4 hereof. CSI shall provide K&S with copies of the proposed Spin-Off Sale Agreements and such separate agreements a reasonable time prior to their execution for approval by K&S, which approval shall not be unreasonably withheld.

          4.9  Inter-Company Payables.  Prior to Closing, all intercompany
               ----------------------
payables owed by any Acquired Company to any Non-Acquired Company shall be discharged in full either through cash payments by an Acquired Company to the applicable Non-Acquired Company or, in the event such actions do not generate any tax or other liabilities for any Acquired Company, through either a forgiveness of such indebtedness by the applicable Non-Acquired Company evidenced in writing or through dividends between and among the Acquired and Non-Acquired Companies.

          4.10 Additional Financial Statements.  Between the date hereof and the
               -------------------------------
Closing, CSI shall furnish to K&S as promptly as possible and in any event not later than 25 days following the end of each month an unaudited consolidated balance sheet of CSI as of the end of such month and consolidated statements of revenues and expenses, stockholders' equity and cash flow for the period beginning January 1, 1995 and ending at the end of such month, together with, in the case of any quarterly financial statements, the corresponding period of the preceding fiscal year, in each case (x) certified by the chief financial officer of CSI as having been prepared in accordance with past practices of CSI and (y) presenting the Non-Acquired Companies as discontinued operations. Such financial statements shall be prepared in conformity with GAAP consistently applied and shall fairly present the consolidated financial condition and results of operations of CSI, as of the dates and for the periods covered by such statements (except for the absence of notes and subject to normal recurring year-end adjustments, the effect of which will not, individually or in the aggregate, be material).

          4.11  Employee Benefit Plans.  Prior to Closing, CSI shall take all
                ----------------------
actions necessary to cause: (i) all of the Employee Benefit Plans maintained by or on behalf of any of the Acquired Companies to continue to cover only the eligible employees of the Acquired Companies (and their dependents, as appropriate) from and after the Closing, (ii) all such Employee Benefit Plans to cease, prior to Closing, to cover any employees or former employees of any of the Non-Acquired Companies, and (iii) the Acquired Companies and such Employee Benefit Plans to have no liability, from and after the Closing, with respect to any employee of any Non-Acquired Company. Prior to Closing, CSI shall use all reasonable efforts to cause the assets and liabilities of the CSI 401(k) plan attributable to Nel-Bran employees to be spun off into a new 401(k) plan to be established by Nel-Bran. Such spin-off shall be carried out in accordance with applicable law.

          4.12 Guaranties.  Prior to Closing, K&S, CSI and LDS shall use
               ----------
reasonable efforts to secure a release of LDS and each of the Non-Acquired Companies, effective from and after the Closing, from the guaranty and other obligations described in Schedule 4.12 hereto.

          4.13 Estimated Closing Statement.
               ---------------------------

               (a) For the purpose of calculating "Net Excess" or "Net Deficit" under the Merger Agreement, CSI shall prepare a statement of certain assets and liabilities (the "Estimated Closing Statement") which sets forth, as of the close of business on the second business day immediately preceding the Closing Date (but taking into account the adjustments specified in Schedule 5.2(o) hereto) and in accordance with GAAP consistently applied, (i) the Acquired Companies' cash and cash equivalents (for this purpose, bonuses that are to be paid prior to Closing that have not been paid as of the time the Estimated Closing Statement is prepared shall be deemed to have been paid and the amount of such deemed payment shall be deducted from estimated cash) ("Closing Cash"),
(ii) the Acquired Companies' net inventory (for this purpose, Work in Process shall be valued in accordance with the methodology described in Exhibit B-1 hereto) ("Closing Inventory"), (iii) the Acquired Companies' net accounts receivable ("Closing A/Rs"), (iv) the Acquired Companies' net property, plant and equipment ("Closing PP&E"), (v) the Acquired Companies' trade accounts payable and accrued expenses ("Closing Payables"), (vi) the Acquired Companies' long-term and short-term indebtedness (excluding Closing Payables) ("Closing Debt"), (vii) any liability of CSI and all other Acquired Companies for Taxes attributable to the Spin-Off Sale ("Closing Tax Liability"), (viii) the Acquired Companies' liabilities other than the Closing Tax Liability, the Closing Payables, the Closing Debt and any current income tax or deferred income tax liabilities (the "Closing Liabilities"), (ix) the value (based on the price of gold at the close of business on the business day immediately preceding the date on which the Estimated Closing Statement is prepared) of the deficit, if any, in the gold supply that is determined as a result of the gold supply inventory referred to in Section 5.2(p) hereof (the "Gold Deficit"), and (x) the value (based on the price of gold at the close of business on the business day immediately preceding the date on which the Estimated Closing Statement is prepared) of the surplus, if any, in the gold supply that is determined as a result of the gold supply inventory referred to in Section 5.2(p) hereof (the "Gold Surplus"). Such statement shall be prepared with respect to CSI and the other Acquired Companies, on a consolidated basis, provided that for this purpose, the Non-Acquired Companies, even if they then remain CSI subsidiaries, shall be treated as if the Spin-Off Sale had been effected. For purposes of the Estimated Closing Statement, additions to Closing PP&E and Closing A/Rs relating to the insurance proceeds referred to in Section 6.9 hereof shall be eliminated.

                    (b) The Estimated Closing Statement shall also set forth, in accordance with GAAP consistently applied, the net sales of CSI and the other Acquired Companies, on a consolidated basis, for the fiscal quarter of CSI ending September 30, 1995 ("Base Net Sales").

                    (c) The Estimated Closing Statement shall also set forth the following calculations: (i) there shall be added to the Closing Cash (A) the amount, if any, by which the Closing PP&E exceeds $3,400,000 and (B) the Gold Surplus (such sum, the "Consolidated Closing Cash"); and (ii) there shall be added to the Closing Debt (A) the Closing Tax Liability, (B) the amount, if any, by which Closing Inventory is less than 9% of Base Net Sales, (C) the amount, if any, by which Closing A/Rs are less than 50% of Base Net Sales, (D) the amount, if any, by which Closing PP&E is less than $3,400,000 and (E) the amount, if any, by which the sum of Closing Payables and Closing Liabilities exceeds 11% of the Base Net Sales and (F) the Gold Deficit (the sum described in this subclause
(ii), the "Consolidated Closing Debt").

                    (d) CSI shall deliver a draft of the Estimated Closing Statement to K&S four business days prior to the Closing Date and the final Estimated Closing Statement to K&S by 1:00 p.m., Eastern Time, on the business day immediately preceding the Closing Date.

                    (e) Exhibit B-2 hereto sets forth an example of how the "Net Deficit" (as defined in the Escrow Agreement) would have been calculated hereunder based upon the CSI financial statements as of June 30, 1995. The parties acknowledge that Exhibit B is included herein for illustrative purposes only and that the Estimated Closing Statement and the calculations described above shall be based upon CSI's financial statements and accounting records as of the Closing Date (as adjusted in accordance with Schedule 5.2(o) hereof).

          4.14 Payments Prior to Closing.  Prior to Closing, CSI shall (i) cause
               -------------------------
American Fire Wire, Ltd. to pay the Singapore tax authorities all tax withholding amounts that are due or payable (and all penalties and interest with respect thereto) and (ii) pay Birmingham Southern the outstanding balance of the Companies' charitable pledge to Birmingham Southern.

          4.15 Tax Returns.  All 1994 income tax returns for the Companies
               -----------
(federal, state or foreign) shall be filed with the applicable taxing authorities prior to Closing.

          4.16 Releases.  Prior to Closing, CSI may, in its discretion, release
               --------
LDS, RKP, Charles Morello, all of the directors of CSI and all of the stockholders of CSI (collectively, the "Released Parties") from any and all claims which CSI might have against the Released Parties except for any action or omission by any Released Party that constitutes a felony under applicable criminal statutes or that gives rise to liability for sexual harassment, and except for claims arising pursuant to Section 6 of this Agreement; provided, however, that such releases shall be conditioned and contingent upon the execution and delivery by the Released Parties of releases in favor of CSI in form satisfactory to K&S.


                                   SECTION 5.

                             CONDITIONS PRECEDENT.

          5.1  Conditions to Obligations of Each Party Under This Agreement.
               ------------------------------------------------------------
The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to Closing of the following condition:

               (a) Stockholder Approval. This Agreement and the Merger Agreement
                   --------------------
shall have been approved and adopted by the requisite vote or consent of the stockholders of CSI.

          5.2  Additional Conditions to Obligations of K&S and KSAC.  The
               ----------------------------------------------------
obligations of K&S and KSAC to effect the Merger and the other transactions contemplated by this Agreement are also subject to the satisfaction at or prior to Closing of each of the following conditions:

               (a) Each of the representations and warranties of CSI set forth in this Agreement that is qualified by materiality shall be true and correct, and each of the representations and warranties of CSI set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. K&S and KSAC shall have received a certificate of the Chairman or President and the Chief Financial Officer of CSI and from the Stockholders, dated the Closing Date, to such effect.

               (b) The Acquired Companies and the Stockholders shall have performed or complied in all material respects with all agreements and covenants required by the CSI Transaction Documents to be performed or complied with by them on or prior to the Closing Date. K&S and KSAC shall have received a certificate of the Chairman or President and the Chief Financial Officer of CSI and from the Stockholders, dated the Closing Date, to that effect.

               (c) No injunction, order or decree of any court or governmental agency or instrumentality of competent jurisdiction restraining or prohibiting the Merger shall have been issued and remain in effect, and no suit, action or other proceeding shall be pending or threatened before any such court or governmental agency or instrumentality which, in the reasonable opinion of K&S, presents a substantial risk of the restraint or prohibition of the Merger or any material transactions contemplated in this Agreement or the obtaining of material damages or other material relief in connection therewith.

               (d) All authorizations and approvals of any third parties, including, without limitation, federal, state, local and foreign regulatory bodies and officials, necessary, in the reasonable opinion of K&S, for the consummation of the Merger and the transactions contemplated in this Agreement, or the continuation in all material respects of the combined business of K&S, CSI and their respective subsidiaries (other than the Non-Acquired Companies) without interruption after the Effective Time in substantially the manner in which such businesses are presently conducted shall have been received and shall be in full force and effect.

               (e) The holders of not more than 5% in the aggregate of the outstanding shares of CSI Common Stock shall have perfected or preserved their dissenters' or appraisal rights under the Alabama Business Corporation Act.

              (f) No suit, claim or other action brought by or on behalf of one or more stockholders or former stockholders of CSI or any other of the Companies (or Persons claiming rights as or through a stockholder or former stockholder) shall be pending or threatened before any court or governmental agency or instrumentality of competent jurisdiction against CSI or any other Company.

               (g) The Agreement of Employment dated January 2, 1990 between LDS and CSI shall have been amended, in form and substance satisfactory to K&S.

               (h) K&S shall have received opinions of BAR&W and other counsel, dated the Closing Date, in form and substance satisfactory to K&S, substantially to the effect set forth in Exhibit C hereto and covering such other matters incident to the transactions contemplated in this Agreement as K&S may reasonably request.

               (i) RKP shall have executed and delivered to K&S an Employment Agreement, including non-competition covenants, substantially in the form set forth in Exhibit D hereto.

               (j) The Acquired Companies shall have entered into arrangements, satisfactory to K&S, providing for the continuation after Closing of the Gold Agreements on terms and conditions reasonably satisfactory to K&S and no less favorable than in effect as of the date hereof, and all consents of Rothschild Australia Limited (and any affiliate thereof) required under the Gold Agreements in order to consummate the transactions contemplated hereby shall have been obtained.

               (k) The Acquired Companies shall have received resignations and releases from such of the officers and directors of the Acquired Companies as K&S shall have requested.

               (l) Subject to Section 8.2 hereof, CSI shall have paid all of its expenses in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all legal and accounting expenses).

               (m) The representative of the CSI stockholders appointed in the Merger Agreement to act as agent for the CSI stockholders (the "Sellers' Representative") shall have duly executed and delivered the Escrow Agreement.

               (n) Each of the CSI stockholders who is to receive, in whole or in part, Notes in the Merger (the "Note Recipients") shall have delivered to K&S a duly executed investment representation letter in which such Note Recipient represents to K&S that such Note Recipient (i) is acquiring Notes in the Merger for its, his or her account, as applicable, and not with a view to distribution within the meaning of Section 2(11) of the Securities Act and (ii) constitutes an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act.

               (o) All adjustments appropriate or required to reflect the liabilities of the Acquired Companies described in Schedule 5.2(o) hereto on the accounting records of the Acquired Companies shall have been made.

               (p) A definitive inventory of all gold quantities in the possession of the Acquired Companies shall be taken within two business days immediately preceding the Closing Date at a time mutually agreed upon by K&S and CSI (with representatives of K&S and Rothschild Australia Limited entitled to participate in such process), and the results thereof shall be satisfactory to K&S in light of the requirements of the Gold Agreements.

               (q) The chief financial officer of CSI shall have executed and delivered to K&S a certificate pursuant to U.S. Treasury Regulation
(S)1.897-2(h)(1) to the effect that CSI is not, and has not been during the past five years, a United States real property holding corporation.

               (r) Releases of the Acquired Companies and their present and former officers and directors, satisfactory to K&S, duly executed by all of the beneficial owners of CSI Common Stock listed on Schedule 6.1(e) hereto, shall have been delivered to CSI.

               (s) Joinder Agreements, satisfactory to K&S, duly executed by all of the beneficial owners of CSI Common Stock listed on Schedule 6.1(e) hereto other than the Stockholders, in which the signatories thereto agree to be bound by the indemnification undertakings in Section 6.1(a) hereof, shall have been delivered to K&S.

               (t) Each of the Note Recipients that is a party hereto shall have, as of the Closing Date, the respective beneficial and record ownership of CSI Common Stock as is set forth on Schedule 6.1(e) hereof, except as contemplated by Section 4.7 hereof.

               (u) The Sellers' Representative and all of the stockholders of CSI (including, without limitation, charitable entities and other Persons that are not stockholders on the date hereof but that become stockholders prior to Closing) shall have duly executed and delivered an agreement, in a form reasonably satisfactory to K&S, providing for the appointment of the Sellers' Representative as the agent of the CSI stockholders and for other matters relating thereto (including, without limitation, providing that any such charitable entity or Person shall be subject to the indemnity holdback provided for in the Merger Agreement).

               (v) The Merger Agreement, substantially in the form set forth in Exhibit A hereto, shall have been duly executed and delivered by CSI.

               (w) The proposed bonuses for management referred to in the CSI Disclosure Statement, the Agreement referred to in Section 5.2(g) hereof and any other payments (including, without limitation, any deemed payments with respect to stock options) that could otherwise constitute "excess parachute payments" within the meaning of Code section 280G(b)(1) shall have been submitted for vote of the CSI stockholders in compliance with the shareholder approval requirements of Code section 280G(b)(5)(B) and proposed regulations thereunder.

          5.3  Additional Conditions to Obligations of CSI and the Stockholders.
               ----------------------------------------------------------------
The obligations of CSI and the Stockholders to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to Closing of each of the following conditions:

               (a) Each of the representations and warranties of K&S and KSAC set forth in this Agreement that is qualified by materiality shall be true and correct, and each of the representations and warranties of K&S and KSAC set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. CSI shall have received a certificate of the Chairman or a Vice President and the Chief Financial Officer of K&S, dated the Closing Date, to such effect.

               (b) K&S and KSAC shall have performed or complied in all material respects with all agreements and covenants required by Acquiror Transaction Documents to be performed or complied with by them on or prior to the Closing Date. CSI shall have received a certificate of the Chairman or a Vice President and the Chief Financial Officer of K&S, dated the Closing Date, to that effect.

               (c) No injunction, order or decree of any court or governmental agency or instrumentality of competent jurisdiction restraining or prohibiting the Merger shall have been issued and remain in effect.

               (d) CSI shall have received an opinion of Drinker Biddle & Reath, counsel for K&S and KSAC, dated the Closing Date, in form and substance satisfactory to CSI, substantially to the effect set forth in Exhibit E hereto.

               (e) K&S shall have duly executed and delivered the Escrow Agreement.

               (f) The Merger Agreement, substantially in the form set forth in Exhibit A hereto, shall have been duly executed and delivered by K&S and KSAC.

               (g) Midlantic Bank, N.A., or another banking institution reasonably satisfactory to CSI, shall have been appointed to serve as paying agent with respect to the Notes.


                                   SECTION 6.

                             POST-CLOSING COVENANTS

          6.1  Indemnification by the CSI Stockholders.  (a) Subject to
               ---------------------------------------
subparagraphs (d) and (e) below, the beneficial owners of the CSI Common Stock listed on Schedule 6.1(e) hereto (collectively, the "Indemnifying Persons") shall, severally in proportion to the respective percentages set forth on
Schedule 6.1(e) hereto, indemnify, defend and hold harmless K&S, KSAC and their respective officers, directors, shareholders, employees, agents, representatives and affiliates, including, without limitation, the Acquired Companies (collectively, "Indemnified Persons"), against and in respect of any and all losses, costs, expenses (including, without limitation, costs of investigation and defense and reasonable attorneys' fees), claims, damages, obligations or liabilities (including, without limitation, indemnification obligations or liabilities of any Acquired Company), whether or not involving a third-party claim but excluding in all cases, in the absence of fraud or knowing misrepresentation, any consequential damages and any claims for recovery of direct punitive damages (collectively, "Damages"), arising out of, based upon or otherwise in respect of:

          (i) any inaccuracy in or breach of any representation or warranty of CSI (giving effect to subparagraph (g) below) set forth in Sections 2.1, 2.2, 2.4, 2.5, 2.6, 2.7, 2.8, 2.9, 2.10, 2.11,
                 2.12(b), 2.13, 2.15, 2.16, 2.17, 2.18(a) and (b), 2.19,
                 2.20(b), 2.21, 2.22, 2.23, 2.24, 2.25, 2.26 or 2.28 made in this Agreement (or corresponding sections of the CSI Disclosure Statement) or pursuant to the certificate referred to in
                 Section 5.2(a) of this Agreement (which certificate, for this purpose, will be deemed to have stated that such representations and warranties are true and correct as of the Closing Date as if made on the Closing Date);

          (ii) any breach of any covenant or obligation of CSI, the other Acquired Companies or the Stockholders (other than covenants and obligations set forth in Section 6.4, with respect to which only LDS shall be liable) contained in this Agreement;

          (iii) the operation of or resulting from or attributable to, in whole or in part, any Non-Acquired Company or Former CSI Subsidiary, whether prior to or after the Merger;

          (iv) any liability set forth on Schedule 4.8 hereto or on Schedule 6.1(a)(iv) hereto;

          (v) any Taxes due or owing as a result of the Spin-Off Sale or as a result of the operations of the Non-Acquired Companies since January 1, 1995 other than any such Tax liability that is taken into account in the calculation of "Net Excess" or "Net Deficit" under the Merger Agreement to the extent such Tax liability reduces the aggregate purchase price payable under the Merger Agreement;

          (vi) the presence, use, handling, generation, processing, treatment, storage, transportation, release, discharge or disposal of any Hazardous Substance or other hazardous waste at or from any site or location resulting from, arising out of, or otherwise involving the operations of any of the Acquired Companies prior to the Closing Date or the existence prior to the Closing Date of any Hazardous Substance or other hazardous waste at, on, about, or beneath any portion of the Premises or the Former Real Property or any other real property, in each case owned, used or leased by any Acquired Company or any liability set forth on Schedule 6.1(a)(vi) hereto;

          (vii) the presence, use, handling, generation, processing, treatment, storage, transportation, release, discharge or disposal of any Hazardous Substance or other hazardous waste at or from any site or location resulting from, arising out of, or otherwise involving the operations of any of the Non-Acquired Companies or any of the Former CSI Subsidiaries or the existence of any Hazardous Substance or other hazardous waste at, on, about, or beneath any portion of the Premises, the Former Real Property or any other real property, in each case owned, used or leased by any Non-Acquired Company or any Former CSI Subsidiary, in each case whether prior to or after the Closing;

          (viii) any claim, suit, proceeding or other action by any present or former stockholder of CSI or any other of the Companies (or Persons claiming rights as or through a stockholder or former stockholder) (whether brought directly or derivatively) other than any such claim, suit, proceeding or other action asserting or seeking to enforce obligations of K&S or KSAC under this Agreement, the Merger Agreement, the Notes or any other Acquiror Transaction Document; and

          (ix) the loss of any income tax deduction as the result of the fact that any portion of any payment (including, without limitation, any deemed payments with respect to stock options) provided for in any agreement, contract or commitment to which any Acquired Company is a party or is otherwise bound on or prior to the Closing Date (including, without limitation, the amended Agreement of Employment described in Section 5.2(g) hereof) constitutes an "excess parachute payment" within the meaning of
                 Section 280G of the Code.

The amount of any Damages subject to indemnification under this Agreement shall be reduced by the amount, if any, of any tax or insurance recovery or benefit (net of reasonable expenses and Tax and other costs incurred or associated in obtaining said recovery or benefit) which the Indemnified Person under this Agreement shall have received or otherwise enjoyed with respect thereto within, in the case of a Tax benefit, two tax years following the event that triggered the Damages that are to be reduced; and if such a recovery or benefit is received or enjoyed by an Indemnified Person after such Indemnified Person has received payment or other credit under this Agreement with respect to a loss (an "Indemnity Payment") and such recovery or benefit was not previously netted against Damages paid by Indemnifying Persons, then a refund equal to the aggregate amount of the recovery or benefit (net of reasonable expenses and Tax and other costs incurred or associated in obtaining such recovery or benefit) shall be made promptly to the Person which made such Indemnity Payment. In determining whether an Indemnified Person has suffered Damages, Damages that are the subject of recovery under any insurance policy shall not, to the extent of such recovery by such Indemnified Person (net of reasonable expenses and other costs incurred in obtaining such recovery), be the basis of any claim pursuant to this Section 6.1(a) by such Indemnified Person. In addition, if any insurance policy or policies are in effect at the time a claim is made for indemnification pursuant to this Section 6.1(a) which afford coverage for the Damages suffered by an Indemnified Person underlying such claim, and such Indemnified Person elects not to pursue a recovery under such policy, then the amount of Damages suffered by such Indemnified Person shall be reduced by an amount equal to one-half of the recovery which such Indemnified Person would reasonably be expected to have received had it pursued recovery under such insurance policy. For all purposes of this Section 6.1(a), the amount of any adjustments due to federal, state or local Tax benefits or refund of Taxes shall be conclusively determined by the independent public accounting firm regularly employed by K&S at the time of such determination.

               (b)(i) Within 15 days after receipt by an Indemnified Person of notice of the making against it of any claim or the commencement of any proceeding against it to which the indemnification in Section 6.1(a) hereof relates, such Indemnified Person shall, if a claim is to be made against the Indemnifying Persons under 6.1(a), give notice to the Sellers' Representative of the making of such claim or the commencement of such proceeding, but the failure to notify the Sellers' Representative shall not relieve the Indemnifying Persons of any liability that they may have to any Indemnified Person, except to the extent that the Sellers' Representative demonstrates that the defense of such claim or action is materially prejudiced by the Indemnified Person's failure to give such notice.

               (ii) If any proceeding referred to in Section 6.1(b)(i) hereof is brought against an Indemnified Person and it gives notice to the Sellers' Representative of the commencement of such proceeding, the Sellers' Representative shall be entitled to participate in such proceeding and, to the extent that the Sellers' Representative wishes (unless (A) any of the Indemnifying Persons are also parties to such proceeding and the Indemnified Person reasonably determines that joint representation would be inappropriate, or (B) the Sellers' Representative fails to provide reasonable assurance to the Indemnified Person of the financial capacity of the Indemnifying Persons to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel (or with such other representation as may be appropriate to the proceeding) satisfactory to the Indemnified Person in its reasonable discretion and, after notice from the Sellers' Representative to the Indemnified Person of his election to assume the defense of such proceeding, the Indemnifying Persons shall not, as long as the Sellers' Representative diligently conducts such defense, be liable to the Indemnified Person under Section 6.1 hereof for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such proceeding, other than reasonable costs of investigation. If the Sellers' Representative assumes the defense of a proceeding, (A) no compromise or settlement of such claims may be effected by the Sellers' Representative without the Indemnified Person's consent unless (I) there is no finding or admission of any violation of Law or any violation of the rights of any Person by or on the part of the Indemnified Person and no adverse effect on the Indemnified Person with respect to any other claims relating thereto that may be made against the Indemnified Person, and (II) the sole relief provided is monetary damages (including Taxes owed) that are paid in full by the Indemnifying Persons; and (B) the Indemnifying Persons shall have no liability with respect to any compromise or settlement of the claims underlying such proceeding effected without the consent of the Sellers' Representative (which shall not unreasonably be withheld). Notwithstanding the foregoing, if notice is given to the Sellers' Representative of the commencement of any proceeding and the Sellers' Representative does not, within thirty days (or such shorter period as may be reasonable and necessary under the circumstances in order to avoid a delay in the election by Sellers' Representative that would materially prejudice the defense of such claim, but in no event shall such period be less than ten days) after the Indemnified Person's notice is given, give notice to the Indemnified Person of the election to assume the defense of such proceeding, the Indemnifying Persons shall be bound by any determination made in such proceeding or any compromise or settlement effected by the Indemnified Person in good faith.

               (iii) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Sellers' Representative, assume the exclusive right to defend, compromise, or settle such proceeding, but the Indemnifying Persons shall not be bound by any determination of a proceeding so defended or any compromise or settlement effected without the consent of the Sellers' Representative (which consent shall not be unreasonably withheld).

               (c) A claim for indemnification not involving a third-party claim may be asserted by any Indemnified Person by notice to the Sellers' Representative.

               (d)(i) In the absence of fraud or knowing misrepresentation by the Stockholders, CSI or any other of the Acquired Companies, the Indemnifying Persons shall have no obligation to indemnify any Indemnified Person with respect to any matter described in Sections 6.1(a)(i) and 6.1(a)(vi) hereof until the aggregate of all Damages with respect to all matters described in
Section 6.1(a)(i) and 6.1(a)(vi) hereof exceeds

$375,000; in which event Indemnified Persons shall be entitled to indemnification for the full amount of all Damages suffered or incurred in excess of $375,000; provided, however, that the limitations of this subparagraph
(d)(i) shall not apply to any claim for Damages pursuant to Sections 6.1(a)(ii),
(iii), (iv), (v), (vii), (viii) or (ix) hereof.

                    (ii) Except as may otherwise expressly be provided in this
Section 6 of this Agreement and in the absence of fraud or knowing misrepresentation by the Stockholders, CSI or any other of the Acquired Companies, no claim for indemnification with respect to any matter described in
(A) Section 6.1(a)(i) hereof, based upon a breach of or an inaccuracy in any representation or warranty set forth in Sections 2.1(b), 2.13 or 2.26, shall be made unless a claim arises and written notice pursuant to Section 6.1(b) or (c) is delivered to the Sellers' Representative within fifteen months following the Closing Date; (B) Section 6.1(a)(i) hereof, based upon a breach of or an inaccuracy in any representation or warranty listed in Section 6.1(a)(i) other than the representations and warranties set forth in Sections 2.1(b), 2.13, 2.16, 2.24 and 2.26, shall be made unless a claim arises and written notice pursuant to Section 6.1(b) or (c) is delivered to the Sellers' Representative on or prior to the third anniversary of the Closing Date; (C) Section 6.1(a)(iii),
Section 6.1(a)(iv) or Section 6.1(a)(vii) hereof shall be made unless a claim arises and written notice pursuant to Section 6.1(b) or (c) is delivered to the Sellers' Representative on or prior to the seventh anniversary of the Closing Date; (D) Section 6.1(a)(i) hereof, based upon a breach of or an inaccuracy in any representation or warranty set forth in Section 2.16, or Section 6.1(a)(v) or Section 6.1(a)(ix) shall be made unless a claim arises and written notice pursuant to Section 6.1(b) or (c) is delivered to the Sellers' Representative on or prior to any time prior to ninety (90) days after the expiration of the longest statute of limitations period (without giving effect to any voluntary waiver of any such statute of limitations by K&S or any of its affiliates) applicable to an action brought by the appropriate taxing agency or authority with respect to the matters forming the basis for such claim; (E) Section 6.1(a)(vi) or Section 6.1(a)(i) hereof, based, in the case of Section 6.1(a)(i), upon a breach of or any inaccuracy in a representation or warranty set forth in
Section 2.24, shall be made unless a claim arises and written notice pursuant to
Section 6.1(b) or (c) is delivered to the Sellers' Representative on or prior to the fifth anniversary of the Closing Date; or (F) Section 6.1(a)(ii) hereof, based upon the breach of a covenant or obligation to be performed and complied with prior to the Closing Date, shall be made unless a claim arises and written notice pursuant to Section 6.1(b) or (c) is delivered to the Sellers' Representative on or prior to the third anniversary of the Closing Date.

                    (iii) To the extent that any claim for indemnification may be made both under Section 6.1(a)(i) hereof and any other provision of Section
6.1 of this Agreement, then such claim shall be deemed for purposes of Sections 6.1(d)(i) and (ii) hereof to have arisen only under such other provision and not under Section 6.1(a)(i) hereof. Without limiting the preceding sentence, indemnification pursuant to Sections 6.1(a)(ii) through (ix) hereof shall not be affected by any disclosure made in the CSI Disclosure Statement. In addition, subject to Section 7.1(f) below, disclosures made after the date hereof (whether or not pursuant to Section 4.6 hereof) and any knowledge that is acquired about the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or obligation set forth herein shall not in any manner affect rights to indemnification hereunder based on any such representation, warranty, covenant or obligation. Subject to Section 7.1(f) hereof, the waiver of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or obligation, will not affect any right to indemnification based on such representations, warranties, covenants and obligations unless otherwise expressly agreed in writing by K&S.

               (e)  (i) Following the Closing, in the absence of
fraud or knowing misrepresentation by the Stockholders, CSI or any other of the Acquired Companies, and except as set forth in Section 6.1(e)(ii) below, the indemnification obligations of the Indemnifying Persons contained in this
Section 6.1 shall be the exclusive remedy of the Indemnified Persons with respect to the matters covered by indemnification (other than the covenants and obligations set forth in Sections 4.3(d) and (e), 6.4, 8.2 and 8.3 hereof with respect to which the limitations in this Section 6.1(d) and (e) shall be inapplicable) and the liability of the Indemnifying Persons with respect to possible indemnification claims shall be limited to the amount of $4,260,000 in the aggregate, and in addition, shall be limited by the several (not joint and several) nature of the Indemnifying Persons' obligations hereunder so that any claim by Indemnified Persons pursuant to Section 6.1 of this Agreement which exceeds the amount then held in escrow pursuant to the Escrow Agreement, as defined in the preamble of this Agreement, shall be made against the Indemnifying Persons only on a pro rata basis according to the percentage amounts described on Schedule 6.1(e) hereto; provided, however, that in the case of indemnification claims made by an Indemnified Person pursuant to (i) Section 6.1(a)(i) hereof, based upon any breach of or an inaccuracy in any representation or warranty made in Section 2.24 (a "Section 2.24 Breach"), or
(ii) Section 6.1(a)(vi) hereof (a "Section 6.1(a)(vi) Breach"), the liability of the Indemnifying Persons with respect to such indemnification claims shall be limited to the amount of $6,000,000, in the aggregate, including any claims arising out of a breach of or an inaccuracy in a representation or warranty which does not constitute a Section 2.24 Breach or a
Section 6.1(a)(vi) Breach. For example, if on the first anniversary of the Closing Date, the Indemnifying Persons had been liable for (and had satisfied) indemnification claims in the aggregate amount of $4,260,000, and a Section 2.24 Breach occurred with respect to which the Indemnified Persons suffered Damages of $10,000,000, the Indemnifying Persons' liability with respect to such Section
2.24 Breach would be limited to $1,740,000 (i.e., $6,000,000 aggregate
                                            ----
limitation less $4,260,000 in prior indemnification claims) rather than the $10,000,000 of Damages suffered by the Indemnified Persons.

                    (ii) The limitations on the aggregate dollar amount of liability of the Indemnifying Persons with respect to possible indemnification claims made by the Indemnified Persons imposed by Section 6.1(e)(i) above shall not apply to indemnification claims made pursuant to Sections 6.1(a)(ii), 6.1(a)(iii), 6.1(a)(iv), 6.1(a)(v), 6.1(a)(vii), 6.1(a)(viii) or 6.1(a)(ix)
hereof, and Damages that are indemnified against pursuant to such Sections shall not be considered in determining whether the aggregate dollar limitations specified in Section 6.1(e)(i) have been reached; provided, however, that the Indemnifying Persons shall not under any circumstances (in the absence of fraud and knowing misrepresentation and subject, in the case of LDS, to the following proviso) be liable for indemnification claims exceeding $8,000,000 in the aggregate; provided further, however, that LDS shall not under any circumstances (in the absence of fraud and knowing misrepresentation) be liable for indemnification claims exceeding $20,300,000 in the aggregate.

                    (iii) Notwithstanding anything to the contrary herein, the Indemnified Persons shall have, with respect to the indemnification obligations set forth in Section 6.1(a) hereof, no recourse, other than to make a claim against and receive funds held in escrow under the Escrow Agreement, against the Indemnifying Persons other than LDS in the case of any matter covered by Section 6.1(a)(iii) or Section 6.1(a)(vii) hereof, in either case that relates to the Non-Acquired Companies (but not matters referred to in either Section 6.1(a)(iii) or Section 6.1(a)(vii) that relate to any of the Former CSI Subsidiaries). If the Indemnified Persons elect to make a claim against LDS directly, rather than to make a claim against funds held under the Escrow Agreement, with respect to matters covered by the foregoing sentence, LDS shall, notwithstanding anything to the contrary herein, be liable for 100% of the amount to which the Indemnified Persons are entitled.

               (f) Notwithstanding any other provision of this Agreement, the Indemnifying Persons shall have no obligation to indemnify the Indemnified Persons with respect to any Taxes which result from or which arise with respect to any election (deemed or express) made by K&S or any Acquired Company after the Closing Date under
Section 338 of the Code (including, without limitation, Section 338(h)(10) thereof), or under any similar or corresponding provision of the laws of any state or other taxing jurisdiction.

               (g) Notwithstanding anything to the contrary set forth herein, for purposes of this Section 6, all materiality qualifications contained in the representations and warranties of CSI set forth in this Agreement expressed using the phrase "CSI Material Adverse Effect" shall not be given effect (i.e.,
                                                                          ----
such representations and warranties shall be read and interpreted as if such materiality qualifications were absent) (for example, the representation and warranty set forth in Section 2.10 hereof shall be read and construed as if subclause (d) thereof did not exist) for purposes of determining (i) whether any such representation or warranty is inaccurate or has been breached, or (ii) the amount of Damages that have been incurred as the result of a breach of or inaccuracy in any such representation or warranty.

               (h) From and after the Closing, K&S shall prepare and deliver to the Sellers' Representative, on a calendar quarter basis, a report describing amounts of Damages that were, to the best of K&S's knowledge, incurred by Indemnified Persons during such calendar quarter and for which Indemnified Persons would have been entitled to seek indemnification hereunder but for the limitations set forth in Section 6.1(d)(i) hereof (each such report, a "Quarterly Report"). The failure of K&S to report Damages in a timely fashion shall not preclude any Indemnified Person from making a claim for indemnification except to the extent that such failure materially prejudices the Indemnifying Persons. Unless the Sellers' Representative notifies K&S in writing of any objections with respect to a Quarterly Report within thirty days of receipt of a Quarterly Report, the Sellers' Representative shall be deemed to have accepted the amount of such Damages shown in such Quarterly Report and such amount shall be conclusively deemed to apply against the $375,000 threshold described in Section 6.1(d)(i) hereof. If the Sellers' Representative makes a timely written objection with respect to all or a portion of the Damages shown on a Quarterly Report, K&S shall have thirty days from its receipt of such objection to notify (the "Counter-Notification") the Sellers' Representative in writing that K&S continues to assert that some or all of the Damages objected to by the Sellers' Representative should be counted in determining whether the threshold in Section 6.1(d)(i) has been satisfied. If K&S fails to make such a Counter-Notification, the amount of Damages originally objected to by the Sellers' Representative (or the portion thereof that K&S does not continue to assert in its Counter-Notification) shall not be counted in determining whether the Section 6.1(d)(i) threshold has been satisfied. If K&S has made a timely Counter-Notification, K&S and the Sellers' Representative shall each have the option of submitting such dispute to arbitration immediately pursuant to Section 8.12 hereof or deferring the resolution of such dispute until such time, if any, as an Indemnified Person submits a claim to the Sellers' Representative for indemnification that is dependent, in whole or in part, upon whether the threshold in Section 6.1(d)(i) has been exceeded.

               (i) None of the Indemnifying Persons shall have rights, hereunder or otherwise, to indemnification or contribution from CSI or any other Acquired Company with respect to any matter, including, without limitation, any inaccuracy in or breach of any representation or warranty of CSI made in or pursuant to this Agreement, or any breach or nonfulfillment of any covenant or obligation of CSI or any other Acquired Company contained in this Agreement or any CSI Transaction Document, and the Indemnifying Persons hereby irrevocably release CSI and the Acquired Companies from any liability for any such claim.

               (j) Notwithstanding anything to the contrary herein, the limitation set forth in Section 6.1(a) hereof regarding the several (not joint and several) nature of the liability of any single Indemnifying Person shall not affect in any manner the right of the Indemnified Persons to recover 100% of the Damages which are indemnified against pursuant to Section 6.1(a) through a Claim (as defined in the Escrow Agreement) made pursuant to the Escrow Agreement and to be satisfied out of funds held under the Escrow Agreement.

               (k) Notwithstanding anything to the contrary herein, the liability of LDS for breaches of the covenants set forth in Section 6.4 hereof shall include, without limitation, any consequential damages arising therefrom.

               (l) Following the Closing, K&S shall cause CSI not to enter into any closing agreement with the Internal Revenue Service that relates to the subject matter of CSI's submission to the Internal Revenue Service prior to Closing described in the CSI Disclosure Statement without the written consent of the Sellers' Representative, such consent not to be unreasonably withheld. Following the Closing, K&S shall cause CSI not to file any Forms 5500 relating to CSI plans for plan years ending prior to the Closing Date under any amnesty program administered by the Department of Labor or the Internal Revenue Service without the written consent of the Sellers' Representative, such consent not to be unreasonably withheld.

          6.2    Escrow.  Upon notice to the Sellers' Representative specifying
                 ------
in reasonable detail the basis
therefor, K&S may give notice of a Claim (as defined in the Escrow Agreement) arising from the indemnification undertakings set forth herein in a specified amount. Neither the giving nor the failure to give a notice of such a Claim under the Escrow Agreement will constitute an election of remedies or limit K&S or KSAC in any manner in the enforcement of any other remedies that may be available to them.

          6.3  Indemnification by K&S.  (a) K&S shall indemnify, defend and
               ----------------------
hold harmless the stockholders of CSI as of the date hereof against and in respect of Damages arising out of, based upon or otherwise in respect of: (i) any inaccuracy in or breach of any representation or warranty made by K&S or KSAC in this Agreement or pursuant to the certificate delivered pursuant to
Section 5.3(a) hereof (which certificate, for this purpose, shall be deemed to have stated that such representations and warranties are true and correct as of the Closing Date as if made on the Closing Date); and (b) any liability with respect to the guaranties and endorsements by LDS and the Non-Acquired Companies described on Schedule 4.12 hereof.

               (b) K&S shall indemnify, defend and hold harmless each of the officers and directors of CSI and AFW prior to the date hereof against and in respect of Damages arising out of, based upon or otherwise in respect of any default by CSI or AFW in satisfying its obligations under its respective bylaws to indemnify and advance expenses to officers and directors; provided, however, that the foregoing indemnification obligation of K&S shall not apply in instances where the matter giving rise to the obligation of AFW or CSI to indemnify in accordance with its bylaws constitutes a matter with respect to which K&S (or an Acquired Company) would be entitled to make a claim for indemnification pursuant to Section 6.1(a) hereof.

               (c) K&S shall indemnify, defend and hold harmless LDS, Nel-Bran and Clearview from and against any Taxes due or owing as a result of the operations of the Acquired Companies since January 1, 1995 to the extent that such Taxes are recorded in the accounting records of the Acquired Companies at the Closing.

          6.4  Non-Competition; Confidentiality.
               --------------------------------

               (a) During the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date, neither LDS nor any Seller Affiliate (as defined below) shall, directly or indirectly: (i) engage, anywhere in that portion of the world marked on the map set forth in Exhibit F hereto in the Business or in the manufacture, assembly, design, distribution or marketing of any product or equipment substantially similar to or in competition with any product or equipment which at any time during the twenty-four months immediately preceding the Closing Date was manufactured, sold or distributed by AFW or any of its subsidiaries or any product or equipment which AFW or any of its subsidiaries was developing during such period for future manufacture, sale or distribution;
(ii) be or become a stockholder, partner, owner, officer, director or employee or agent of, or a consultant to or give financial or other assistance to, any Person considering engaging in any such activities or so engaged; (iii) seek in competition with the business of AFW or any of its subsidiaries to produce orders from or do business with any customer of AFW or any of its subsidiaries;
(iv) solicit, or contact with a view to the engagement or employment by any Person of, any Person who is an employee of AFW or any of its subsidiaries; (v) seek to contract with or engage (in such a way as to adversely affect or interfere with the business of AFW or any of its subsidiaries) any Person who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to AFW or any of its subsidiaries; or
(vi) engage in or participate in any effort or act to induce any of the customers, associates, consultants, or employees of AFW or any of its subsidiaries or any of its affiliates to take any action which might be disadvantageous to AFW or any of its subsidiaries or any of its affiliates; provided, however, that nothing herein shall prohibit Seller Affiliates and LDS from owning, as passive investors, in the aggregate not more than 5% of the equity of any publicly-held corporation so engaged. The duration of the covenants set forth in this Section shall be extended by a period of time equal to the number of days, if any, during which a Seller Affiliate or LDS is in violation of any of the provisions hereof.

               (b) Neither any Seller Affiliate nor LDS shall, directly or indirectly, use in furtherance of any of their business affairs or otherwise and to the detriment of AFW or any of its subsidiaries with respect to the Business, or disclose to any third party except as required by Law, any trade secret, customer list, supplier list, financial data, pricing or marketing policy or plan or any other proprietary or confidential information relating to the Business or any of its products or services so long as the same is not publicly known (other than by the act of any Seller Affiliate, a Non-Acquired Company or LDS).

               (c) For the purposes of this Agreement, a "Seller Affiliate" means: (i) any corporation of which LDS owns or otherwise possesses the power to direct the vote, directly or indirectly, of an amount of voting securities sufficient to elect a majority of the board of directors of such corporation, and (ii) any other Person controlled by LDS. For the purposes of this definition, "control" means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided that, any Person of which LDS owns beneficially or of record, either directly or through one or more intermediaries, more than 20% of the ownership interests, shall be conclusively presumed to be a "Seller Affiliate."

               (d) K&S may, in its sole discretion, afford a Seller Affiliate or LDS an opportunity to remedy or otherwise cure any breach or potential breach of this Section 6.4 before seeking legal redress, provided that a Seller Affiliate or LDS is actively seeking to cure or remedy such breach or potential breach; but such opportunity to remedy shall be without prejudice to the right of K&S to seek and obtain injunctive or other relief.

               (e) LDS acknowledges that damages alone shall not be an adequate remedy for any breach by LDS or any Seller Affiliate of the covenants contained in this Section 6.4; accordingly, in addition to any other remedies which K&S may have, K&S shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by LDS and/or any Seller Affiliate.

               (f) LDS acknowledges that the covenants contained in this Section
6.4 are fair and reasonable in light of the consideration paid hereunder and in order to protect K&S's investment through its acquisition of the Business, and the invalidity or unenforceability of any particular provision, or part of any provision, of this Section shall not affect the other provisions or parts hereof. If any provision hereof is determined to be invalid or unenforceable by a court of competent jurisdiction by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both, shall be considered to be reduced to a duration or geographical scope to the extent necessary to cure such invalidity. To the extent that the foregoing cure is not permitted or the covenants are determined to be invalid or unenforceable for other reasons, LDS shall negotiate in good faith to provide K&S with protection as nearly equivalent to that found to be invalid or unenforceable.

               (g) The obligations set forth in this Section 6.4 are in addition to and shall in no way be limited by any other non-competition obligations to which LDS may be bound (including, without limitation, any such set forth in the employment agreement referred to in Section 5.2(g) hereof).

          6.5  Election of LDS as Director.  At its first regularly scheduled
               ---------------------------
meeting following the Closing, the Board of Directors of K&S shall elect LDS to the K&S Board of directors for a term expiring at K&S's Annual Meeting in 1996, it being

K&S's intent that LDS would continue as a director of K&S for at least five years after the Closing.

          6.6    K&S Guaranty of Agreement.  K&S hereby guarantees to LDS that
                 -------------------------
CSI will perform CSI's obligations to LDS arising after the Closing Date under the agreement referred to in Section 5.2(g) hereof.

          6.7    Sharing of Tax Benefits.  Promptly following the filing by K&S
                 -----------------------
of the U.S. federal income tax returns (covering the Acquired Companies) for the taxable years ended September 30, 1996 and September 30, 1997, K&S shall calculate and pay to the Sellers' Representative an amount equal to 50% of the Applicable Tax Benefit Amount (as defined below) for such taxable year. The Sellers' Representative shall allocate any amounts paid to it by K&S pursuant to this Section 6.7 among the CSI former shareholders in accordance with the agreement referred to in Section 5.2(u) hereof. For purposes hereof, the "Applicable Tax Benefit Amount" with respect to a taxable year shall mean the amount, if any, of the excess of (x) the aggregate consolidated U.S. federal income tax liability of the affiliated group that includes the Acquired Companies that would have been incurred for such taxable year if the actual tax liability for such taxable year (as reflected in the U.S. federal income tax return filed by K&S) was adjusted to eliminate the effect, if any, on such actual tax liability resulting from the exercise of CSI options by LDS and RKP referred to in Section 4.7 hereof and the payment by CSI of $1,000,000 of management bonuses referred to in the CSI Disclosure Statement over (y) the actual aggregate consolidated federal income tax liability of the affiliated group that includes the Acquired Companies for such taxable year. Any disputes regarding calculations of Applicable Tax Benefit Amount shall be resolved by K&S' auditors, whose determinations shall be deemed to be final and binding on the parties for purposes hereof.

          6.8    401(k) Spin Off.  In the event that the spin-off relating to
                 ---------------
the CSI 401(k) plan contemplated by Section 4.11 hereof is not consummated prior to Closing, LDS shall cause Nel-Bran to cooperate reasonably with K&S, CSI and AFW after Closing to effect such spin-off.

          6.9    Insurance Proceeds.  K&S shall cause the Acquired Companies
                 ------------------
promptly to pay the Sellers' Representative all insurance proceeds, net of amounts owed by the Acquired Companies to third parties as a result of the May 22, 1995 fire in the AFW Singapore facility that have not been paid by the Acquired Companies prior to Closing, that may be paid to the Acquired Companies following the Closing in respect of the damage arising from such fire.

          6.10   D&O Insurance.  From and after the Closing and through December
                 -------------
31, 1995, K&S shall cause CSI to maintain directors and officers liability insurance comparable to the directors and officers insurance that has been maintained by CSI during 1995 prior to Closing.


                                   SECTION 7

                          TERMINATION AND ABANDONMENT

          7.1  Termination.  This Agreement may be terminated and the
               -----------
transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of CSI:

               (a) by K&S or CSI, if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully on a timely basis with its obligations under this Agreement) on or before December 31, 1995, or such later date as K&S and CSI may agree upon;

               (b) by mutual consent of K&S and CSI;

               (c) by K&S or CSI, if a material breach of any provision of this Agreement has been committed by the other (a breach of any portion of this Agreement by the Stockholders being treated, for this purpose, as a breach by
CSI) and such breach has not been waived;

               (d) (i) by K&S, if any of the conditions in Section 5.1 or 5.2 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of K&S or KSAC to comply with its obligations under this Agreement) and K&S has not waived such condition on or before the Closing Date; or

                    (ii) by CSI, if any of the conditions in Section 5.1 or 5.3 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of CSI or the Stockholders to comply with its or their obligations under this Agreement) and CSI has not waived such condition on or before the Closing Date; or

               (e) by K&S, if the requisite approval and adoption of this Agreement and the Merger Agreement by the stockholders of CSI either has not been given on or before October 13, 1995 or, if given on or prior to October 13, 1995, has thereafter been rescinded; or

               (f) by CSI, if following the date hereof CSI becomes aware for the first time of a breach of or inaccuracy in a representation or warranty made by CSI which breach or inaccuracy itself appears reasonably likely to result in liability to Indemnifying Persons pursuant to Section 6.1(a) hereof in excess of $2,000,000; provided, however, that a purported termination pursuant to this subclause (f) shall not take effect if K&S agrees in writing, within twenty business days of receipt of notice thereof, to waive its rights to indemnification from the Indemnifying Persons under Section 6.1(a) hereof with respect to such disclosed breach of or inaccuracy in such a representation or warranty.

          7.2  Procedure for Termination; Effect of Termination.  A party
               ------------------------------------------------
terminating this Agreement pursuant to Section 7.1 shall give written notice thereof to each other party hereto, whereupon this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any party or any of their respective officers, directors or stockholders and all further obligations of the parties under this Agreement shall terminate, except the obligations in Sections 4.3(d) and (e), 8.2 and 8.4 shall survive; provided, however, that if such termination is (x) pursuant to Section 7.1(c), the terminating party's right to pursue all legal remedies shall survive such termination unimpaired and (y) pursuant to Section 7.1(d), based upon the failure or impossibility of the condition set forth in Section 5.1 hereof, or
Section 7.1(e) above, the provisions of Section 7.3 hereof shall apply.

          7.3  Termination Fee.  (a) In the event this Agreement is terminated
               ----------------
pursuant to Section 7.1(d), based upon the failure or impossibility of the condition set forth in Section 5.1 hereof, or Section 7.1(e) above, then CSI shall pay to K&S the sum of $2,500,000 and all further obligations of the parties under this Agreement shall terminate, provided that the obligations in Sections 4.3(d) and (e), 8.2 and 8.4 shall survive and provided further that nothing shall preclude K&S from pursuing all legal remedies against any Stockholder who shall have breached his obligations under Section 4.4 hereof.

               (b) Any payment required to be made by CSI pursuant to Section 7.3(a) shall be made as promptly as practicable but not later than five business days after any such termination of this Agreement and shall be made by wire transfer of immediately available funds to an account designated by K&S for such purpose.

                                   SECTION 8

                                 MISCELLANEOUS

          8.1    Survival of Representations and Warranties.  The
                 -------------------------------------------
representations and warranties in this Agreement shall terminate at the Effective Time except for (i) the representations and warranties set forth in Sections 2.1, 2.2, 2.4, 2.5, 2.6, 2.7, 2.8, 2.9, 2.10, 2.11, 2.12(b), 2.13,
2.15, 2.16, 2.17, 2.18(a) and (b), 2.19, 2.20(b), 2.21, 2.22, 2.23, 2.24, 2.25,
2.26 and 2.28, which shall survive the Effective Time and (ii) the representations and warranties set forth in Sections 3.1 through 3.6, which shall survive until the third anniversary of the Closing Date.

          8.2    Expenses.  All costs and expenses incurred in connection with
                 --------
this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except that the HSR Act filing fee shall be borne entirely by K&S and except that costs and expenses relating to the Spin-Off Sale shall be paid by the Non-Acquired Companies.

          8.3    Further Assurances.  Each party hereto shall use all reasonable
                 ------------------
efforts to comply with all requirements imposed hereby on such party and to cause the transactions contemplated hereby to be consummated as contemplated hereby and shall, from time to time and without further consideration, either before or after the Closing, execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under this Agreement or the Merger Agreement and to effectuate the purposes of this Agreement and the Merger Agreement and to provide for the orderly and efficient transition of the Business to K&S.

          8.4    Public Announcements.  Neither K&S, on the one hand, nor CSI or
                 --------------------
the Stockholders on the other shall issue any press release or make any public announcement or disclosure relating in any way to the transactions contemplated hereby or the negotiations concerning same without prior consultation with the other party as to form and content of such announcement or disclosure; provided, however, that, as to announcements or disclosures required by law or by the rules of NASDAQ, K&S shall only be required to use its best efforts to advise CSI of the form and content of any such announcement or disclosure.

          8.5    Notices.  All notices or other communications permitted or
                 -------
required under this Agreement or the Merger Agreement shall be in writing and shall be sufficiently given if and when delivered personally, sent by documented overnight delivery service, mailed by registered or certified mail, postage prepaid, return receipt requested, or telecopied (with confirmation by first class U.S. mail) to the parties at the addresses set forth below (or to such other Person or Persons and/or at such other address or addresses as shall be furnished in writing by any party hereto to the others). Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

            To K&S:
            ------

                 Kulicke and Soffa Industries, Inc.
                 2101 Blair Mill Road
                 Willow Grove, Pennsylvania  19090
                 Telecopy: (215) 657-5947

                 Attention:  C. Scott Kulicke, Chairman & CEO

                 With copies to:

                 Drinker Biddle & Reath
                 1100 Philadelphia National Bank Bldg.
                 1345 Chestnut Street
                 Philadelphia, PA  19107-3496
                 Telecopy: (215) 988-2757

                 Attention:  John C. Bennett, Jr., Esquire
                             Robert D. Denious, Esquire
          To CSI:
          ------

                 Circle "S" Industries, Inc.
                 2924 Third Avenue S.
                 Birmingham, Alabama  35233

                 Attention:  Larry D. Striplin, Jr.

                 With copies to:

                 Bradley, Arant, Rose & White
                 1400 Park Place Tower
                 2001 Park Place
                 Birmingham, Alabama  35203
                 Telecopy: (205) 521-8714

                 Attention:  Thomas N. Carruthers, Esquire
                             M. Williams Goodwyn, Jr., Esquire

          To the Sellers' Representative:
          -------------------------------

                 Larry D. Striplin, Jr.
                 2924 Third Avenue S.
                 Birmingham, Alabama  35233


          8.6  Assignment and Benefit.
               ----------------------

               (a) K&S may assign this Agreement in whole or in part to any corporation which is a majority-owned subsidiary of K&S or to any Person which becomes a successor in interest (by purchase of assets or stock, or by merger or otherwise) to K&S; but no such assignment shall, without the consent of CSI, relieve K&S of its obligations hereunder. CSI shall not assign this Agreement or any rights hereunder, or delegate any obligations hereunder, without prior written consent of K&S. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto, and each of their respective heirs, personal representatives, successors and assigns.

               (b) This Agreement shall not be construed as giving any Person, other than the parties hereto and their permitted successors and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any of the provisions herein contained, this Agreement and all provisions and conditions hereof being intended to be, and being, for the sole and exclusive benefit of such parties, and permitted successors and assigns and for the benefit of no other Person.

          8.7  Amendment and Modification.  K&S and CSI may amend or modify
               --------------------------
this Agreement in any respect, by action taken or authorized by their respective Boards of Directors, at any time before or after approval by the stockholders of CSI, but after such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended or modified except in a writing signed on behalf of K&S and CSI.

          8.8  Waiver.  The rights and remedies of the parties to this Agreement
               ------
are cumulative and not alternative. At any time prior to the Effective Time, the parties hereto, by a writing executed by the Chairman and Chief Executive Officer or the Senior Vice President and Chief Financial Officer of K&S and by the Chairman of CSI, (i) extend the time for the performance of any of the objections or other acts of the parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, (iii) waive compliance with any of the agreements or conditions contained herein except the condition set forth in Section 5.1; provided that no failure or delay by any party hereto in exercising any rights hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

          8.9  Independence of Representations and Warranties; Covenants and
               -------------------------------------------------------------
Agreements.  All of the representations and warranties and covenants and
----------
agreements set forth in this Agreement shall be given independent effect so that if a particular action, event or condition is prohibited by any one of such covenants or agreements (or would breach any one of such representations and warranties), the fact that it would be permitted by an exception to, or otherwise be in compliance within the provisions of, another covenant or agreement (or would be consistent with other representations and warranties) shall not in any manner affect the fact that such action, event or condition is prohibited (or creates a breach) hereunder.

          8.10 Governing Law.  This Agreement is made pursuant to, and shall
               -------------
be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of law. Subject to Section 8.12 hereof, nothing contained herein or in any Transaction Document shall prevent or delay K&S, CSI or the Stockholders from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by CSI, the Stockholders or K&S of any of their respective obligations hereunder.

          8.11 Section Headings and Defined Terms.  The section headings
               ----------------------------------
contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement. The terms defined herein and in any agreement executed in connection herewith include the plural as well as the singular and the singular as well as the plural, and the use of masculine pronouns shall include the feminine and neuter.

          8.12 Arbitration.
               -----------

               (a) All disputes arising out of or relating to Section 6.1 or
Section 6.3 of this Agreement which cannot be settled by the parties shall promptly be submitted to and determined in arbitration in Atlanta, Georgia, before one arbitrator pursuant to the rules and regulations then obtaining of the American Arbitration Association; provided that nothing in this Section 8.12 shall preclude K&S or any other Indemnified Person from seeking, in any court of competent jurisdiction, damages, specific performance or other equitable remedies pursuant to any provision of this Agreement other than Sections 6.1 or
6.3 hereof. The decision of the arbitrator shall be final and binding upon the parties and judgment upon such decision may be entered in any court of competent jurisdiction.

               (b) Discovery shall be allowed pursuant to the intendment of the United States Federal Rules of Civil Procedure and as the arbitrator determines appropriate under the circumstances.

               (c) The arbitrator shall be required to apply the contractual provisions hereof in deciding any matter submitted to him and shall not have any authority, by reason of this Agreement or otherwise, to render a decision that is contrary to the mutual intent of the parties as set forth in this Agreement.

          8.13 Severability.  The invalidity or unenforceability of any
               ------------
particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

          8.14 Counterparts.  This Agreement may be executed in two or more
               ------------
counterparts, each of which shall be deemed an original; and any Person may become a party hereto by executing a counterpart hereof, but all of such counterparts together shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

          8.15 Entire Agreement.  This Agreement, together with the CSI
               ----------------
Disclosure Statement, the Confidentiality Agreements and the agreements, exhibits, schedules and certificates referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to its subject matter and supersede all prior agreements and understandings with respect to the subject matter thereof except as may otherwise expressly be provided herein.

          IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement, all as of the date first above written.


                                         KULICKE AND SOFFA INDUSTRIES, INC.


                                         By:_______________________________
                                            Name:
                                            Title:


                                         KULICKE AND SOFFA ACQUISITION
                                         CORPORATION


                                         By:_______________________________
                                            Name:
                                            Title:


                                         CIRCLE "S" INDUSTRIES, INC.


                                         By:_______________________________
                                            Name:
                                            Title:


                                         __________________________________
                                         Larry D. Striplin, Jr.


                                         __________________________________
                                         R. Kelly Payne


                                         __________________________________
                                         Robert E. Barnes


                                         __________________________________
                                         Neal R. Berte

                                         __________________________________
                                         Carolyn W. Booker


                                         __________________________________
                                         Cynthia S. Victor, as Custodian for
                                         Beverly Ann Carter

                                         __________________________________
                                         Cynthia S. Victor, as Custodian for
                                         Nancy K. Carter

                                         __________________________________
                                         Cynthia S. Victor, as Custodian for
                                         Holly Jean Carter

                                         __________________________________
                                         Johnny R. Edwards


                                         __________________________________
                                         Janet Striplin, as Custodian for
                                         Scott Andrew Fussell

                                         __________________________________
                                         Elizabeth W. Johnson


                                         __________________________________
                                         Patricia O. Mathews


                                         __________________________________
                                         William W. McTyeire, Jr.


                                         __________________________________
                                         J. Paul Risner


                                         __________________________________
                                         Leo Seal, Jr.


                                         __________________________________
                                         David Randall Striplin


                                         __________________________________
                                         Janet Striplin

                                         LARRY D. STRIPLIN III TRUST


                                         By:  _______________________________
                                              Larry D. Striplin, Jr., as
                                              Trustee


                                         __________________________________
                                         Larry D. Striplin, Jr., as Custodian
                                         for Lauren M. Striplin


                                         __________________________________
                                         David R. Striplin, as Custodian for
                                         Taylor Gray Striplin

                                         __________________________________
                                         David R. Striplin, as Custodian for
                                         Christina L. Striplin


                                         __________________________________
                                         Doris B. Talbert


                                         __________________________________
                                         Cynthia S. Victor


                                         __________________________________
                                         Janet S. Weavil, as Custodian for
                                         Megan Marie Weavil


                                         __________________________________
                                         Ferrell Wood

                                    APPENDIX

                           GLOSSARY OF DEFINED TERMS
                           -------------------------

Term                                                                    Page
----                                                                    ----

Accounts Receivable...................................................    11
Acquired Companies....................................................     3
Acquired Company......................................................     3
Acquiror Representatives..............................................    33
Acquiror Transaction Documents........................................    29
Affiliated Persons....................................................    22
AFW...................................................................     1
Agreement.............................................................     1
Authorizations........................................................     8
Business..............................................................     1
CERCLA................................................................    24
Clearview.............................................................    37
Closing...............................................................     2
Closing Date..........................................................     2
Code..................................................................    13
Companies.............................................................     4
Competing Business....................................................    22
Confidential Information Representatives..............................    34
Confidentiality Agreements............................................    34
Control...............................................................    58
Counter-Notification..................................................    55
CSI...................................................................     1
CSI Balance Sheet.....................................................     9
CSI Common Stock......................................................     3
CSI Disclosure Statement..............................................     3
CSI Material Adverse Effect...........................................     3
CSI Representatives...................................................    33
CSI Stockholders Meeting..............................................    35
CSI Transaction Documents.............................................     5
Damages...............................................................    46
Effective Time........................................................     2
Employee Benefit Plans................................................    20
Environmental Laws....................................................    24
ERISA.................................................................    20
ERISA Affiliate.......................................................    20
Escrow Agreement......................................................     1
Exchange Act..........................................................     4
Former CSI Subsidiaries...............................................     7
Former Real Property..................................................    23
GAAP..................................................................     9
Gold Agreements.......................................................    16
Hazardous Substance...................................................    23
Indemnified Persons...................................................    46
Indemnifying Persons..................................................    46
Intellectual Property.................................................    14


Interim CSI Balance Sheet...........................................     9
K&S.................................................................     1
K&S Material Adverse Effect.........................................    30
KSAC................................................................     1
Laws................................................................     6
Merger..............................................................     1
Merger Agreement....................................................     1
Multiemployer Plan..................................................    20
Nel-Bran............................................................    37
Net Deficit.........................................................    40
Non-Acquired Companies..............................................     7
Non-AFW Assets......................................................    37
Note Recipients.....................................................    43
Notes...............................................................    29
OSHA................................................................    19
Pension Plan........................................................    20
Person..............................................................     7
Premises............................................................    23
Quarterly Report....................................................    54
Released Parties....................................................    41
Remedial Action.....................................................    23
Removal.............................................................    23
Response............................................................    23
SEC Reports.........................................................    31
Section 2.24 Breach.................................................    53
Section 6.1(a)(vi) Breach...........................................    53
Securities Act......................................................     4
Seller Affiliate....................................................    58
Sellers' Representative.............................................    43
Spin-Off Sale.......................................................    37
Spin-Off Sale Agreements............................................    37
Stockholders........................................................     1
Subsection (f) assets...............................................    13
Takeover Proposal...................................................    33
Taxes...............................................................    12
To the knowledge of Acquired Companies..............................     3
Welfare Plan........................................................    20
